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                                                                     EXHIBIT 2.1



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                           INTEREST PURCHASE AGREEMENT

                                 BY AND BETWEEN

                               EFUNDS CORPORATION


                                       AND

                                ATM HOLDING, INC.



                           DATED AS OF AUGUST 31, 2001


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      INTEREST PURCHASE AGREEMENT ("Agreement"), dated effective as of August
31, 2001 ("Effective Date"), by and between eFunds Corporation, a Delaware corporation ("eFunds"), and ATM Holding, Inc., a Minnesota corporation ("ATM").

      WHEREAS, capitalized terms used without definition in this Agreement shall have the meanings assigned as of the Effective Date hereof to such terms in that certain Limited Liability Company Agreement, effective as of March 1, 2000 (the "LLC Agreement"), of Access Cash International L.L.C., a Delaware limited liability company (the "Company"); and

      WHEREAS, ATM has agreed to sell all of the Class A Interests in the Company to eFunds on the terms and conditions hereinafter set forth and eFunds has agreed to purchase such Interests on such terms and conditions.

      NOW, THEREFORE, the parties hereto hereby agree as follows:

            1. The Interests. ATM is, or at the Closing will be, the owner of 6,490,654.07 Units of Class A Interests (the "ATM Interests"). The ATM Interests constitute all of the outstanding Class A Interests in the Company.

            2.    Transfer of the Interests.

            2.01 Sale of Interests. Subject to the terms and conditions of this Agreement (including without limitation Article 10), at the closing (the "Closing") of the transactions contemplated hereby, ATM agrees to sell the ATM Interests to eFunds, and eFunds agrees to pay an aggregate of $43,858,468 (the "Purchase Price") to ATM for such Interests. The Purchase Price shall be paid in cash by eFunds. Following the Closing, eFunds shall own all of the outstanding Interests in the Company.

            2.02 Assignment of Interests. ATM hereby irrevocably assigns and transfers to eFunds all of its right, title and interest in and to the ATM Interests as of the Closing Date subject to the terms and conditions of this Agreement. ATM and eFunds agree that the Capital Account of ATM as of the Closing Date will be transferred to eFunds. From and after the Closing Date the portion of the profits and losses of the Company and the portions of all other items of income, gain, loss, deduction, or credit allocable to the ATM Interests on or after such date shall be credited or charged, as the case may be, to eFunds and not to ATM. eFunds shall be entitled to all distributions or payments with respect to the ATM Interests that are made on or after the Closing Date, regardless of the source of those distributions or payments or when they were earned or received by the Company. Nothing herein will affect the allocation to ATM pursuant to the LLC Agreement of profits, losses and other items of income, gain, loss, deduction, or credit allocable to the ATM Interests and attributable to any period before the Closing Date or any distribution or payments made to ATM pursuant to the LLC Agreement in respect of the ATM Interests before the Closing Date.



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            3.    Closing Date; Delivery; Earnest Payment; Transactional
Expenses; Allocation of Purchase Price.

            3.01 Closing Date. The Closing will be held at the offices of the Company, 20 Yorkton Court, St. Paul, Minnesota, at 10:00 a.m., on October 2, 2001, or at such other time and place as eFunds and ATM may agree (the date of the Closing is hereinafter referred to as the "Closing Date").

            3.02 Delivery. At the Closing, (i) the Company will make the appropriate notations in the Register to evidence the transfer of the ATM Interests acquired by eFunds hereunder, and (ii) eFunds will transfer the consideration described in Schedule I to ATM.

            3.03 Earnest Payment. Upon the execution of this Agreement by eFunds and ATM, eFunds shall make an earnest money payment to ATM in the sum of seven hundred fifty thousand dollars ($750,000) [the "Earnest Payment"].

                  (a) In the event that the Closing occurs by October 31, 2001, the Earnest Payment shall be credited in full toward the Purchase Price at Closing as if such payment were made as part of the Purchase Price payment at that time; and

                  (b) In the event that the Closing does not occur by October 31, 2001 due to: (i) the failure of any Closing condition set forth in Section
7.01 to be satisfied by such date (excluding Section 7.01(j) other than with respect to Frank Capan and Brian Gray; and excluding Section 7.01(n); but subject to Section 7.01 (o)); or (ii) a failure of any Closing condition set forth in Section 7.03(a) or 7.03(b) herein to be satisfied by such date; or
(iii) any material misrepresentation, breach of warranty or breach of covenant on the part of ATM of any representation, warranty or covenant made by ATM in this Agreement; or (iv) any act, event or omission occurring after the Effective Date and giving rise to or which is reasonably likely to give rise to a Material Adverse Effect; then eFunds shall have the right and option, in its sole discretion, to either:

                        (A) demand the return of the Earnest Payment from ATM, in which case the Earnest Payment shall be refunded to eFunds immediately thereafter and this Agreement shall terminate; or

                        (B) allow ATM to retain one hundred and fifty thousand dollars ($150,000) of the Earnest Payment and demand the return of the $600,000 balance of the Earnest Payment, in which case $600,000 of the Earnest Payment shall be immediately refunded to eFunds and $150,000 of the Earnest Payment shall be retained by ATM as a non-refundable payment by eFunds to ATM, in which case this Agreement shall remain in effect through December 31, 2001 and such $150,000 retained by ATM shall be credited toward the Purchase Price upon any closing of the Transactions contemplated by this Agreement that occurs on or before December 31, 2001; and

                  (c) In the event that the Closing does not occur by October 31, 2001 due to any other reason, the Earnest Payment shall be retained by ATM as a non-


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refundable payment by eFunds to ATM, in which case this Agreement shall remain in effect through December 31, 2001 and the Earnest Payment shall be credited toward the Purchase Price upon any closing of the Transactions contemplated by this Agreement that occurs on or before December 31, 2001.

            3.04 Signing Fee. Provided that this Agreement is executed by the parties by August 31, 2001, eFunds shall make a one-time, non-refundable payment to ATM upon execution of this Agreement in the amount of one hundred and fifty thousand dollars ($150,000), which payment shall be in addition to and not applicable to the Purchase Price.

            3.05 Transactional Expenses. Each party will pay the fees and expenses of their respective attorneys and advisors in connection with the Transactions. The Company will not pay any of such fees and expenses. Nothing herein obligates ATM or eFunds to pay any fees or expenses incurred by Company in the normal course of the Business and Company shall pay any such of its own fees and expenses so incurred.

            3.06 Allocation of Purchase Price. The parties agree that the Transaction may be governed by Section 1060 of the Code. eFunds and ATM agree to timely file a mutually agreed upon Form 8594 with their respective income tax returns for the 2001 taxable year. Accordingly, the parties agree that the Purchase Price, adjusted for liabilities assumed by eFunds as part of the Transactions, will be allocated among the Company Assets as agreed upon by the parties in an appropriate schedule within thirty (30) days of Closing.

            4.    Definitions; Rules of Construction.

            4.01 Definitions. Unless the context clearly requires otherwise, the terms defined in this Article 4 shall have the meanings herein specified for all purposes of this Agreement. Certain other capitalized terms used herein are defined elsewhere in this Agreement. Capitalized terms used without definition in this Agreement, including but not limited to "Budget," "Business," "Capital Account," "Class A Interests," "Code," "Company Assets" and "Interests" shall have the meanings assigned as of the date hereof to such terms in the LLC Agreement.

            "ACI-Canada" is defined in Section 5.24.

            "ATM Canada" is defined in Section 5.24.

            "Acquisition Transaction" means any transaction: (i) similar to the Transactions, which, if consummated, could result in a Change in Control of the Company; (ii) involving the sale of any Interests or any rights, options, warrants or other instruments or agreements exercisable or exchangeable for or convertible into any Interests; (iii) involving the sale, exchange, transfer or other disposition of all or a substantial part of the Company Assets; or (iv) involving the acquisition of any equity interest in or all or substantially all of the assets of any other business or enterprise.



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            "Asset Contribution Agreement" means that certain Asset Contribution
Agreement, effective as of March 1, 2000, by and between ATM and the Company.

            "ATM" means ATM Holding, Inc., a Minnesota corporation.

            "ATM Interests" is defined in Section 1.

            "Audited Financial Statements" is defined in Section 5.02(a).

            "Balance Sheet Date" is defined in Section 5.02(a).

            "Bank Accounts" is defined in Section 5.02(b).

            "Bankruptcy Laws" is defined in Section 5.25.

            "Buyers Losses" is defined in Section 10.1(a).

            "Card" means a debit, credit, stored value or prepaid card that is issued by a financial institution or other Person to a Cardholder and that enables the Cardholder to perform certain Terminal Transactions at Terminals.

            "Cardholder" means any Person to whom a Card has been issued by a financial institution or other Person.

            "Change in Control" means (i) the sale of all or substantially all of the assets or membership Units of the Company, or (ii) the sale of more than 50% of the voting power of the Company in a single transaction or in a series of related transactions, or (iii) a merger or consolidation of the Company resulting in more than 50% of the voting power of the Company or of the surviving entity being vested in Persons other than the Persons who own 50% or more of the voting power of the Company on the date of this Agreement, or (iv) a merger or consolidation of the Company resulting in the Persons constituting the Board of Governors of the Company prior to the consummation of such transaction not constituting a majority of the members serving on the Board of Governors (or similar governing body) of such surviving resulting entity. The consummation of the Transactions shall constitute a Change in Control.

            "Closing" is defined in Section 2.01.

            "Closing Date" is defined in Section 3.01.

            "Commission" means the Securities and Exchange Commission.

            "Confidential Information" means any non-public information about the Company or the Proprietary Assets, including, but not limited to concepts; business plans; trade secrets; forecasts; customer, prospect and employee names; and distribution or similar arrangements. Without limiting the foregoing, "Confidential Information" shall also include the Budget. Information shall not be deemed "Confidential Information" insofar as and to the extent that it is (i) or becomes part of the public


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domain without violation of this Agreement; (ii) lawfully obtained from a third party without restriction on its further disclosure; or (iii) furnished to others by the Company without restrictions as to the further use or disclosure thereof.

            "Confidentiality Period" means the period commencing on the Effective Date hereof and ending on the second anniversary of the Closing Date; except that, with respect to any information constituting a trade secret, such period shall continue for so long as such information constitutes a trade secret.

            "Contract" means any agreement, contract, confidentiality agreement, sales invoice, license, purchase or sales order, or other executory commitment to which a Person is a party or by which such Person's assets are bound.

            "Current Forecast" is defined in Section 5.05.

            "Derivative Security" means any Contract entitling any Person to acquire an Interest in the Company or any option, warrant or similar right exercisable or convertible into or exchangeable for any Interests.

            "Disclosure Schedule" is defined in the first paragraph of
Article 5.

            "Effective Date" means August 24, 2001.

            "Employee Benefit Plan" means every plan, fund, contract, program and arrangement (whether written or not) which is maintained or contributed to by the Company for the benefit of any present or former employees or with respect to which the Company otherwise has current or potential liability, including any arrangement intended to provide: (i) medical, surgical, health care, hospitalization, dental, vision, workers' compensation, life insurance, death, disability, legal services, severance, sickness accident or cafeteria plan benefits (whether or not defined in Section 3(1) of ERISA), (ii) pension, profit sharing, stock qualified and whether or not defined in Section 3(2) of ERISA), (iii) bonus, incentive or equity-based forms of compensation or Change in Control benefits or (iv) salary continuation, unemployment, supplemental unemployment, termination pay, vacation or holiday benefits (whether or not defined in Section 3(3) of ERISA).

            "Environmental Laws" is defined in Section 5.22.

            "ERISA" means the Employment Retirement Income Security Act of 1974, as amended.

            "ERISA Affiliate" means any (a) corporation that is a member of the same "controlled group of corporations" (within the meaning of Section 414(b) of the Code) as the Company or ATM, as appropriate, (b) partnership or other trade or business under "common control" (within the meaning of Section 414(c) of the Code) with the Company or ATM, as appropriate, and (c) member of the same "affiliated service group" (within the meaning of Section 414(m) of the Code) as the Company, ATM, any corporation


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described in clause (a) or any partnership or other trade or business described in clause (b).

            "Final Balance Sheet" is defined in Section 8.10 (a).

            "Formation Date" means the date of the closing of the transactions contemplated by the Asset Contribution Agreement.

            "GAAP" means generally accepted accounting principles in the United States.

            "General Holdback" is defined in Section 10.02 (b).

            "Governmental Body" means any foreign, federal, state, county, city or local governmental authority or court, agency or administrative or regulatory body.

            "Governmental Regulation" means all laws, regulations, ordinances, codes, rules, orders, writs, injunctions, awards, decrees or other requirements issued, enacted or promulgated by any Governmental Body.

            "Indebtedness" shall mean, with respect to any Person, (i) indebtedness for borrowed money, (ii) indebtedness for the deferred purchase price of property or services (other than inventory and services purchased in the ordinary course of business), (iii) indebtedness evidenced by bonds, debentures, notes or other similar instruments (other than performance, surety or other similar bonds arising in the ordinary course of business), (iv) obligations and liabilities secured by a Lien upon property owned by such Person, whether or not owed by such Person and even though such Person has not guaranteed the payment thereof, (vi) obligations and liabilities directly or indirectly guaranteed by such Person and (vii) obligations or liabilities created or arising under any conditional sales contract or title retention agreement with respect to property used or acquired by such Person, even if the rights and remedies of the lessor, seller or lender thereunder are limited to repossession of such property.

            "Indemnitee" is defined in Section 10.06 (a).

            "Indemnifying Party" is defined in Section 10.06 (a).

            "Interchange Fee" means the fee paid to the Terminal Transaction acquirer by the Card issuer for a Terminal Transaction, as established by the applicable Network from time to time.

            "Latest Financial Statements" is defined in Section 8.10 (a).

            "Latest Preliminary Financial Statements" is defined in
Section 5.02 (a).

            "Lien" means any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever and any


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assignment, deposit arrangement or lease intended as, or having the effect of, security for any outstanding Indebtedness or other or liability.

            "Material Adverse Effect" means a material adverse effect on the (a) Business, Company Assets, Proprietary Programs, or the results of operations, condition (financial or otherwise) or prospects of the Company or (b) ability of ATM to perform its obligations under or with respect to the Transaction Documents or to consummate the Transactions.

            "Major Merchant" means any Merchant that has fifty (50) or more Terminal Sites.

            "Merchant" means any retail or other merchant customer of Company, or such merchant customer's successor in interest, which has a valid and binding agreement with Company for certain Terminal operating services.

            "Network" means any Terminal network in which Company and other Persons participate as Terminal Transaction acquirers, including, without limitation, "Cirrus," "CO-OP," "Novus," "Plus," "Mastercard," and "Visa," and which transmits electronic messages to (a) effect Terminal Transactions, and (b) provide movement of funds between Network participants in accordance with applicable Network rules ("Settlement").

            "Non-Competition, Release and Indemnity Agreement" means the agreement in substantially the form attached hereto as Exhibit B to be entered into by eFunds, ATM, the Principals and Ronald G. Roth at the Closing.

            "Operations Processes" means the operational processes and procedures used by the Company in the conduct of the Business for the following:
Terminal deployment and management; Terminal tracking and activations; technical support and call center; processing services (i.e. adjustments, surcharges); cash management; project management; installations and maintenance; and vendor management.

            "Permit" is defined in Section 5.19.

            "Permitted Liens" means Liens (i) for Taxes that are not yet due and payable, or (ii) in respect of Taxes that are being contested in good faith by the Company through appropriate proceedings diligently conducted.

            "Person" means any natural person, corporation, limited liability company, association, partnership (whether general or limited), joint venture, proprietorship, Governmental Body, trust, estate, association, custodian, nominee or any other individual or entity, whether acting in an individual, fiduciary, representative or other capacity.

            "Preliminary Balance Sheet" is defined in Section 5.02 (a).



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            "Preliminary Financial Statements" is defined in Section 5.02 (a).

            "Principals" means Frank A. Capan, Jr., Michael J. Roth and Margaret
A. Roth.

            "Processing Services" means those services which are necessary to operate a Terminal in accordance with Network rules, including, without limitation, Terminal Transaction processing, Settlement, Network access, Cardholder dispute or error resolution, Terminal support, Terminal Transaction reporting to Networks, electronic authorization, links to Networks, Terminal Transaction switching, and/or other support services accessed when Cards perform Terminal Transactions.

            "Processing Services Contracts" is defined in Section 5.15 (a)
(xvi).

            "Proprietary Assets" means all inventions, discoveries, specifications, prototypes, engineering and manufacturing data, algorithms, security procedures and approaches, trade secrets, formulae, processes, technical data, art works, schematic drawings, engineering drawings, proprietary rights, proprietary knowledge, proprietary processes, know-how, computer software and programming know-how (including source code, object code, on-line files, documentation, testing materials, reports, etc.), product plans, product designs, information on product costs, product prices, product names, research and development, software development tools, marks, trademarks, names, symbols, service marks, trade names, logos, slogans, copyrights, patents and other industrial and intellectual property rights and all applications therefore, registrations thereof and licenses in respect thereof necessary to or used in the design, use, distribution, manufacture, sale, or maintenance of the Company's products and services or otherwise used or useful in the conduct of the Business. Without limiting the generality of the foregoing, the Proprietary Assets shall include all of the Company's right, title and interest in and to the Proprietary Programs.

            "Proprietary Information Agreements" is defined in Section 5.09 (c).

            "Proprietary Programs" is defined in Section 5.13 (f).

            "Purchase Price" is defined in Section 2.01.

            "Reconciliation Holdback" is defined in Section 10.02 (c).

            "Requisite Rights" is defined in Section 5.13 (b).

            "Revised Current Forecast" is defined in Section 8.10 (b).

            "Securities Act" means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder.

            "Sellers Losses" is defined in Section 10.05.



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            "Subsidiary" means any corporation, association, limited liability company or other business entity more than a majority (by number of votes) of the voting interests in which is owned or controlled, directly or indirectly, by the Company or one or more of its Subsidiaries or both.

            "Surcharge" means a fee charged to a Cardholder by the Terminal owner or operator for the Cardholder's use of the Terminal in connection with the Cardholder's receipt of a cash withdrawal or cash advance from the Terminal.

            "Taxes" means all taxes, however denominated, charges, fees, levies, or other assessments, including, without limitation, all income (including without limitation federal and state income taxes), gross income, gross receipts, sales, use, ad valorem, environmental, transfer, franchise, profits, business license, withholding, payroll and employee withholding, employment, workers' compensation, social security, Pension Benefit Guarantee Corporation assessments, unemployment insurance, excise, estimated, severance, stamp, occupation, real and personal property or other taxes, customs, duties, fees, assessments, or charges of any kind whatsoever, including without limitation all interest, penalties and other additions thereto, imposed by any Governmental Body.

            "Tax Returns" means any return, report, declaration, information statement, estimate or other information filed, relating to or required to be supplied to any taxing authority in connection with any Taxes, including information returns or reports with respect to backup withholding or other payments to third parties.

            "Telecommunications Network" means all computer and communications hardware and software comprising the voice and data communications infrastructure of the Company and used in the conduct of the Business, including but not limited to all internal (i.e. LAN) and external (i.e. WAN) connectivity.

            "Terminal" means any Cardholder activated, non-staffed electronic automatic Transaction machine ("ATM"), cash dispensing machine, or other electronic machine that performs cash withdrawals, funds transfers, or other Terminal Transactions initiated by a Cardholder through the use of a Card.

            "Terminal Listing" is defined is Section 7.01 (f).

            "Terminal Site" means the real estate location, or facilities at such location(s), of a Merchant or Company and on which a Terminal owned or operated by Company is or will be located.

            "Terminal Transaction" means a cash withdrawal, funds transfer or other transaction that is initiated at a Terminal through the use of a Card and that is routed through a Network.

            "Transaction Documents" means this Agreement and the Non-Competition, Release and Indemnity Agreement.



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            "Transactions" means the transactions contemplated by the
Transaction Documents.

            "Updated Balance Sheet" is defined in Section 8.10 (a).

            "Updated Preliminary Financial Statements" is defined in Section
8.10 (a).

            "Vault Cash" means any money, currency or funds (i) located in a Terminal, or (ii) in transit to or from a Terminal, and shall include (A) any currency withdrawals from any bank account for the purpose of depositing the same in a Terminal from the moment such currency is withdrawn by a cash provider or its authorized agents (including couriers) until it is deposited in such account, and (B) any currency removed or retrieved from a Terminal (other than by a Cardholder) by a cash provider or its authorized agents; provided, however, that Vault Cash shall not include any money, currency or funds withdrawn from a Terminal by a Cardholder making a Terminal Transaction.

            "Vault Cash Holdback" is defined in Section 10.02 (d).

            4.02 Rules of Construction. When the phrase "to the knowledge of ATM," "to the best of ATM's knowledge," or words of like construction are used herein, items within the actual knowledge of any of the Principals or Ronald G. Roth shall be imputed to ATM. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person or entity may require. Article and Section headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

            5. Representations and Warranties by ATM. Except as specifically disclosed in the Disclosure Schedule attached hereto as Exhibit A (the "Disclosure Schedule"), ATM represents and warrants to eFunds that:

            5.01 Organization and Standing. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on the Business as now conducted and presently proposed to be conducted. The Company is and has been at all times duly qualified to do business as a foreign corporation in all jurisdictions in which the failure to do so could reasonably be expected to result in a Material Adverse Effect. ATM is a corporation duly organized, validly existing and in good standing under the laws of the state of Minnesota and has the requisite corporate power and authority to carry on its business as presently conducted and presently proposed to be conducted. ATM is and has been at all times duly qualified to do business as a foreign corporation in all jurisdictions in which the failure to do so could reasonably be expected to result in a Material Adverse Effect.

            5.02  Financial Matters; Bank Accounts.



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                  (a)   As of the Effective Date, the Company has delivered to
eFunds copies of (1) its preliminary unaudited consolidated balance sheet (the "Preliminary Balance Sheet"), as of June 30, 2001, (the "Balance Sheet Date") and the preliminary unaudited consolidated statements of earnings of the Company for the six-month period ended on the Balance Sheet Date (such statement of earnings and the Preliminary Balance Sheet being herein referred to as the "Latest Preliminary Financial Statements"), and (2) its audited consolidated balance sheet, as of December 31, 2000 and its audited consolidated statements of earnings, members equity and cash flows for the period from March 1, 2000 through December 31, 2000 (the "Audited Financial Statements" and, collectively with the Latest Preliminary Financial Statements, the "Preliminary Financial Statements"). The Preliminary Financial Statements are based upon the information contained in the books and records of the Company and fairly present in all material respects the financial condition of the Company as of the dates thereof and results of operations for the periods referred to therein. The Audited Financial Statements have been prepared in accordance with GAAP.

                        (i) Except as set forth in the Preliminary Financial Statements, the Company has no Indebtedness or other liabilities, whether absolute, accrued, contingent or otherwise, other than (i) liabilities (other than Indebtedness) incurred in the ordinary course of the Business since the Balance Sheet Date and (ii) obligations under Contracts entered into in the ordinary course of the Business and not required under GAAP to be reflected in the Latest Financial Statements (none of which is an uninsured liability for breach of Contract, breach of warranty, tort, infringement or similar claim or results from any lawsuit or similar proceeding), which, in the case of both (i) and (ii), individually or in the aggregate, are not material to the financial condition of the Company or the Business.

                        (ii) The Company has continued to pay its accounts payable in the ordinary course of the Business since the Balance Sheet Date.

                        (iii) All Interchange Fee income is properly recognized and accounted for in the Preliminary Financial Statements in accordance with GAAP.

                        (iv) All Company Assets are properly recorded and reflected in the Audited Financial Statements. The Audited Financial Statements accurately reflect all Terminals as either (A) inventory or fixed assets, and
(B) owned or leased assets.

                  (b) Section 5.02 (b) of the Disclosure Schedule accurately sets forth, with respect to each account maintained by the Company or for its benefit or for the benefit of its customers at any bank or other financial institution ("Bank Accounts"):

                        (i) the name and location of the institution at which such account is maintained;

                        (ii) the name in which such account is maintained and the account number of such account;



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                        (iii) a description of such account and the purpose for
which such account is used;

                        (iv) the current balance in such account as of July 31, 2001;

                        (v) the rate of interests being earned on the funds in such account; and

                        (vi) the names of all individuals authorized to draw on or make withdrawals from such account.

                  (c) There are no safe deposit boxes or similar arrangements maintained by or for the benefit of the Company.

                  (d) All funds received or processed by the Company that are required to be remitted to its customers have been so remitted in a timely fashion. The Company has not retained any funds received or processed by the Company from or for its customers in excess of the fees the Company is authorized to retain pursuant to written Contracts between the Company and the applicable customers. The Bank Accounts contain sufficient funds to meet the Company's remittance obligations to customers under the Company's existing Contracts.

                  (e) All existing accounts receivable of the Company (including those accounts receivable reflected on the Balance Sheet that have not yet been collected and those accounts receivable that have arisen since the Balance Sheet Date and have not yet been collected):

                        (i) represent valid obligations of customers of the Company arising from bona fide transactions entered into in the ordinary course of the Business; and

                        (ii) are current assets and, in the aggregate, will to the knowledge of ATM, be collected in full (without any counterclaim or setoff), net of reserves, on or before ninety (90) days from the date such receivables are contractually due to Company.

                  (f) Section 5.02 (f) of the Disclosure Schedule accurately identifies, and provides an accurate and complete breakdown of the revenues received from each of the ten (10) largest customers of the Company (measured by revenue received by the Company from the customer or under and pursuant to a Contract with the customer) during the period from January 1, 2001 through June 30, 2001.

            5.03 No Material Adverse Changes. Since the Balance Sheet Date, no event has occurred that has resulted or could reasonably be expected to result in a Material Adverse Effect.

            5.04 Absence of Certain Developments. Since the Balance Sheet Date, the Company has not:



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                  (a)   taken any action which requires the approval of the
Board of Governors pursuant to Section 7.18 or Section 7.19 of the LLC Agreement, unless Company has obtained the approval required by such Sections of the LLC Agreement and/or this Agreement, as applicable;

                  (b) discharged or satisfied any Indebtedness or other liability, other than current liabilities paid in the ordinary course of the Business;

                  (c)   waived any rights of material value;

                  (d) suffered any material theft, damage, destruction or loss of or to any Company Assets, whether or not covered by insurance;

                  (e) made any material modification, waiver, change, amendment, release, rescission, accord and satisfaction or termination of, or with respect to, any material term, condition or provision of any Contract, other than (i) in the usual and ordinary course of the Business and that could not reasonably be expected to result in a Material Adverse Effect, or (ii) any satisfaction by performance in accordance with the terms thereof in the usual and ordinary course of the Business;

                  (f) suffered any labor disputes or disturbances including, without limitation, the filing of any petition or charge of discrimination with the Equal Employment Opportunity Commission (or any State equal employment opportunity Governmental Body) or any petition or charge of unfair labor practices with the National Labor Relations Board;

                  (g) suffered any material adverse change in its relationships with its equipment lessors, vendors, processors, re-sellers, distributors, dealers, independent sales agents, maintenance service providers, customers or Vault Cash providers;

                  (h) entered into or modified any employment, severance or similar agreements or arrangements with, or granted any bonuses, salary increases, severance or termination pay to, any of its officers, employees or consultants or taken any action with respect to the granting of any bonuses, salary increases, severance or termination pay or with respect to any other increase in employment related benefits;

                  (i) changed any of its methods of accounting or accounting practices in any respect; or

                  (j) entered into any Contract to do or undertake to do any of the foregoing (other than the Transaction Documents).

            5.05 Current Forecast. As of the Effective Date, the Company has delivered to eFunds a copy of the actual 4+8 forecast and the preliminary 6+6 forecast (collectively, the "Current Forecast") for the Company's fiscal year ending December 31, 2001. The Current Forecast represents the Company's best current estimate as of the

Effective Date of its financial and operating performance for January through June, 2001 and for the balance of 2001.

            5.06  Tax Matters.

                  (a) All Tax Returns required to be filed or filed by the Company in connection with any Taxes have been accurately prepared and duly and timely filed or extended. All Taxes shown to be due or payable on any Tax Return filed by the Company, whether disputed or not, have been paid in full on a timely basis and no other Taxes are payable by the Company with respect to items or periods covered by such Tax Returns. The Company has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party. The Company is not delinquent in the payment of any Tax which could result in the imposition of a Lien on the Company Assets and the Company does not have a Tax deficiency or claim outstanding, proposed or assessed against it.

                  (b) There are no Liens for Taxes upon the Company Assets, except for Permitted Liens.

                  (c) The Company has not received any written notice of deficiency or assessment from any Governmental Body with respect to any Taxes which has not been paid or finally settled or is not being contested in good faith. The Company's liability for unpaid Taxes for all periods ending on or before the Balance Sheet Date does not, in the aggregate, exceed the amount of the liability accruals for Taxes (excluding reserves for deferred Taxes) reported in the Preliminary Balance Sheet.

                  (d) The Company has furnished eFunds with true and complete copies of (i) the relevant portions of income Tax audit reports, statements of deficiencies, closing or other agreements received by the Company or entered into on behalf of, the Company relating to Taxes and (ii) all of the Company's Tax Returns for all periods ending after the Formation Date. The Company does not do taxable business in or derive taxable income from and has not done taxable business in or derived taxable income from any state, local, territorial or foreign Taxing jurisdiction other than those for which all related Tax Returns of the Company have been furnished to eFunds.

                  (e) The Tax Returns of the Company have never been audited by a Governmental Body nor is any such audit in process, pending or threatened (either in writing or verbally, formally or informally). No deficiencies exist or have been asserted (either in writing or informally) or are expected to be asserted with respect to Taxes of the Company and the Company has not received notice (either in writing or verbally, formally or informally) nor does it expect to receive notice that it has not filed a Tax Return or paid Taxes required to be filed or paid by it. The Company is neither a party to any action or proceeding for assessment or collection of Taxes, nor has such an action or proceeding been asserted or threatened (either in writing or verbally, formally or informally) against the Company or any of the Company Assets. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Tax Returns of the Company.

                  (f) ATM is not delinquent in the payment of any Tax which could result in the imposition of a Lien on the Company Assets or the ATM Interests transferred hereunder and ATM does not have a Tax deficiency or claim outstanding, proposed or assessed against it with respect to which the Company could have any obligation or liability or that could adversely affect the ATM Interests transferred hereunder. ATM has not received any written notice of deficiency or assessment from any Governmental Body with respect to any Taxes which has not been paid or finally settled or is not being contested in good faith. ATM is neither a party to any action or proceeding for assessment of collection of Taxes, nor has such an action or proceeding been asserted or threatened (either in writing or verbally, formally or informally) against ATM, the ATM Interests transferred hereunder, or any of the Company Assets. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Tax Returns of ATM. ATM is not a "foreign person" within the meaning of Section 1445 of the Code.

                  (g) Any sales or other transfers of Terminals or other Company Assets by Company to ACI-Canada (or, as applicable, to any distributor or customer in Canada) have complied with all applicable "arms-length" transfer pricing requirements of the Code. To the extent the Company or ACI Canada has not complied with the "arms-length" transfer pricing requirements of the Code, there is no actual or potential liability to Company or ACI Canada for any such non-compliance.

            5.07  Title to Properties and Liens.

                  (a) The Company has good and marketable title to all of the Company Assets, subject to no Liens other than Permitted Liens. The Company does not own any real property.

                        (i) Except for Terminals listed in the Terminal Listing, Section 5.07 (a)(i) of the Disclosure Schedule accurately identifies all equipment, automobiles, furniture, fixtures, improvements and other tangible assets either (A) owned by the Company with an original cost in excess of $1,000, or (B) leased by the Company, and sets forth such information as the Company has about the original cost and book value of each of said assets.

                        (ii) Company has neither (A) placed any Terminal owned by Company at a Terminal Site for which a Terminal is leased by a Merchant from a Person other than Company, nor (B) sold or otherwise conveyed any Terminal leased by Company to any Merchant or other Person.

                  (b) The Company Assets, including all personal property owned or leased by the Company, are in good operating condition and repair (except for (i) ordinary wear and tear, and (ii) those Terminals identified in the Terminal Listing as being comprised of component parts and used or to be used for Terminal repair and maintenance in the ordinary course of the Business, which are estimated to be no more than thirty (30) Terminals as of the Effective Date), are sufficient for the operation of the Business as presently conducted and proposed to be conducted and are maintained in conformity in all material respects with all applicable Governmental Regulations relating thereto, except where such failure to conform could not reasonably be expected to have a Material Adverse Effect. The Company enjoys peaceful and undisturbed possession of all properties leased by it and such properties are not subject to any encroachments, building or use restrictions, exceptions, reservations or limitations which in any material respect interfere with or impair the present and continued use thereof in the usual and normal conduct of the Business.

            5.08  Litigation and Claims.

                  (a) There are no legal actions, suits, arbitrations or other legal, administrative or governmental proceedings involving the Company or the Company Assets pending, or to the knowledge of ATM, threatened by or before any Governmental Body and ATM is not aware of any facts which might result in or form the basis for any such action, suit, arbitration or other proceeding. The Company is not subject nor in default with respect to any judgment, injunction, award, order or decree of any Governmental Body. The Company has not been subject to any civil or criminal litigation or bankruptcy proceedings since the Formation Date. No Principal has been subject to any bankruptcy proceeding during the three year period ending on the Effective Date.

                  (b) There are no legal actions, suits, arbitrations or other legal, administrative, bankruptcy, or governmental proceedings that (i) would reasonably be expected to have a Material Adverse Affect on the Business, and
(ii) involve the Principals, Ronald G. Roth, ATM or the ATM Interests pending or, to the knowledge of ATM, threatened by or before any Governmental Body and ATM is not aware of any facts which might result in or form the basis for any such action, suit, arbitration or other proceeding.

            5.09  Employees.

                  (a) The Company is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them or amounts required to be reimbursed to such employees. The Company is in compliance in all material respects with all applicable Governmental Regulations respecting labor, immigration, employment and employment practices, equal opportunity employment, terms and conditions of employment and wages and hours. To the knowledge of ATM, no salaried employees have any present plans to terminate their employment with the Company.

                  (b) The Company is not a party to any Contract of employment or other similar agreement or arrangement with any of its officers or employees. The Company is not a party to any employment or consulting agreement or any other

Employee Benefit Plan providing for severance payments or which provides for severance or other benefits following a Change in Control. No employee of or consultant to the Company is a party to any secrecy or non-competition agreement or restriction of any kind that would impede in any way the ability of such employee or consultant to carry out fully all of their activities in furtherance of the Business. The employment of each employee of the Company is terminable at will without the incurrance of any liability, other than salaries, wages and accrued vacation pay earned by the employee prior to the date of termination. The Latest Preliminary Financial Statements accurately reflect the Company's total liability for accrued vacation, personal time off, or other pay for time off. The Company has never been a party to any union contract or collective bargaining agreement. There is no former employee (or spouse or dependant of a former employee) of the Company who is receiving or is scheduled to receive any benefits (whether from the Company or otherwise) relating to such employee's former employment with the Company.

                  (c) No current or former employee, consultant or contractor of or to the Company has any claim with respect to the Proprietary Assets associated with the Business. Substantially all of the current or former employees, consultants and contractors of or to the Company are or were subject to valid and binding confidentiality agreements prohibiting them from disclosing any of such Proprietary Assets to any third Persons and have signed appropriate agreements ("Proprietary Information Agreements") validly transferring to the Company all right, title and interest in and to any Proprietary Assets relating to any inventions, discoveries or creations conceived or first reduced to practice by them in the course of their duties to the Company.

                  (d) Section 5.09 (d) of the Disclosure Schedule accurately sets forth (i) the name of each employee of the Company and their original hire date, (ii) each employee's position and (iii) the aggregate dollar amount of compensation received by such employee in 2000 and the employee's current base salary and budgeted 2001 bonus.

                  (e) Section 5.09 (e) of the Disclosure Schedule accurately sets forth all of the Company's Employee Benefit Plans by name and brief description identifying: (i) the type of Plan, including a specific reference to any Plan which provides benefits (or increased benefits or vesting) as a result of a Change in Control of the Company and (ii) the participating employees in the Plan.

                  (f) The Company is not engaged, and has never been engaged, in any unfair labor practice. There has never been any union organizing activity associated with the Company.

                  (g) No current or former employee, consultant or contractor of or to ATM has any claim with respect to the Proprietary Assets associated with the Business. All right, title and interest in and to any Proprietary Assets relating to any inventions, discoveries or creations conceived or first reduced to practice by any current or former employees, consultants and contractors of ATM has been validly transferred to Company.

            5.10  Employee Benefit Plans.

                  (a) The Company does not presently nor has it ever maintained or contributed to any of the following types of Employee Benefit
Plans: (i) a nonqualified deferred compensation plan, (ii) a qualified defined contribution plan (as defined in Section 3(34) of ERISA or Section 414(i) of the Code); (iii) a qualified defined benefit plan (as defined in Section 3(35) of ERISA or Section 414(j) of the Code); (iv) an employee welfare benefit plan (as defined in Section 3(1) of ERISA) or (v) a multi-employer plan (as defined in
Section 3(37) of ERISA). The Company does not have any actual or potential liability under Section 4210 of ERISA for any complete or partial withdrawal from any multi-employer plan.

                  (b) To the extent required (either as a matter of law or to obtain the intended Tax treatment benefits), all of the Company's Employee Benefit Plans comply in all material respects with the requirements of ERISA and the Code. With respect to the Company's Employee Benefit Plans, (i) all required contributions that are due have been made and a proper accrual has been made for all contributions due in the current fiscal year, (ii) the Company has no liability with respect to any Employee Benefit Plan (either directly or as a result of any indemnification obligation) for (and the Transactions will not cause any liability for) any excise taxes, penalties, damages or equitable relief as a result of any prohibited transaction, breach of fiduciary duty or other violation of ERISA, the Code or any other applicable Governmental Regulation. The Company does not have any actual or potential liability for death or medical benefits after separation from employment (including any health care continuation benefits described in Section 4980B of the Code). ATM, without any independent investigation, is not aware of any liability to eFunds that would result from any amendment, termination, or other discontinuance of any of Company's Employee Benefit Plans.

                  (c) Except for the Excluded Liabilities (as defined in the Asset Contribution Agreement), there is not presently nor was there ever any Employee Benefit Plan of ATM that was not transferred to and assumed by Company pursuant to the Asset Contribution Agreement. For purposes of this paragraph
(c), "Employee Benefit Plan" means an Employee Benefit Plan as defined in
Article 4, except that the word "ATM" shall be substituted for the phrase "the Company" each time it appears in that definition.

                  (d) The Company has no employees or other Persons currently receiving or otherwise entitled to receive any short-term disability or long-term disability payments or other benefits from the Company.

            5.11 Compliance with Other Instruments and Laws. The Business has been and is being conducted in compliance with all applicable Governmental Regulations, except for such violations as have not resulted or could not reasonably be expected to result in a Material Adverse Effect. Neither the execution or delivery of nor compliance with the Transaction Documents, nor the consummation of the Transactions, will, with or without the giving of notice or passage of time, result in any breach of, or constitute a default under, any Contract to which the Company is a party or by which any of the Company Assets are bound or affected, except for such breach or default as could not reasonably be expected to result in a Material Adverse Effect. Neither the execution or delivery of nor compliance with the Transaction Documents, nor the consummation of the Transactions, will, with or without the giving of notice or passage of time, result in the imposition of any Lien upon any Company Asset pursuant to any Contract to which the Company is a party or by which any of the Company Assets are bound or affected. The Company is not in violation of any Contract to which it is a party or by which it or the Company Assets may be bound, except for such violations as have not resulted or could not reasonably be expected to result in a Material Adverse Effect.

            5.12 Securities Laws. Except for the Hart-Scott-Rodino Act, and based in part upon the representations and warranties of eFunds contained in
Article 6 hereof, no consent, authorization, approval, permit or order of, or filing with any Governmental Body is required under current Governmental Regulations in connection with (i) the execution and delivery of the Transaction Documents by ATM or (ii) transfer of the ATM Interests pursuant to the Transactions. Under the circumstances contemplated by the Transaction Documents, the transfer of the ATM Interests at the Closing will not under current Governmental Regulations require compliance with the prospectus delivery or registration requirements of the Securities Act or any applicable state securities laws.

            5.13  Intellectual Property Rights.

                  (a) No Person other than Company has any right, title or interest in or to any Proprietary Assets owned by the Company (including without limitation the Proprietary Programs), other than pursuant to license agreements entered into by the Company in the ordinary course of the Business. Section 5.13
(a) of the Disclosure Schedule sets forth each state and federal trademark, trade name, service mark (registered or unregistered), registered copyright, and patent, and all applications therefore, that are owned by the Company.

                  (b) The Company owns or has the right to use all Proprietary Assets necessary for the conduct of the Business as presently conducted or as presently proposed to be conducted (collectively, the "Requisite Rights"). The execution and delivery of the Transaction Documents and the consummation of the Transactions will not cause the forfeiture of any of the Requisite Rights or give rise to a right of termination of any license to such rights in favor of any other Person.

                  (c) The Company does not and can not be required to pay any royalties, honoraria or other fees (other than license fees paid by Company to third party software providers for commercially available software used in the ordinary course of the Business) to any other Person by reason of the ownership or use of the Requisite Rights in the conduct of the Business as presently conducted and as presently proposed to be conducted. No Person pays any royalties, honoraria or other fees (except for fees paid to Company for services received from Company in the ordinary course of the Business) to the Company for the right to use any Proprietary Assets owned or controlled by the Company. To the knowledge of ATM, no other Person and no Proprietary Asset owned or used by any other Person infringes or conflicts with any of the Proprietary Assets of the Company.

                  (d) No product, service or process manufactured, marketed, sold, used or presently proposed to be manufactured, marketed, sold or used by the Company violates or will violate any existing Contract between the Company and any other Person or, to the best of ATM's knowledge infringes upon or will infringe upon any Proprietary Asset of any other Person.

                  (e) The Company has not received any notice that any of the Requisite Rights or the operation or presently proposed operation of the Business conflicts or will conflict with the asserted Proprietary Assets of any other Person, nor to the knowledge of ATM does there exist any basis for any such conflict.

                  (f) The Company has taken commercially reasonable measures and precautions to protect the confidentiality and value of the Proprietary Assets owned or used in the conduct of the Business and to safeguard and maintain the secrecy and confidentiality of, or its proprietary rights in, any unpatented or uncopyrighted know-how, technology, proprietary processes or programs (including without limitation the software programs [the "Proprietary Programs"] known as Convert, CashSystem(TM), ACTRISS(TM), ALERT and Electronic Journal Reader), formulae and other confidential information utilized or presently proposed to be used by the Company in the conduct of the Business.

            5.14  Capitalization.

                  Immediately prior to the Closing, the authorized capital of the Company will consist of 9,434,060.07 Units of which 6,490,654.07 Units shall represent Class A Interests, 2,000,000 Units shall represent Class B Interests and 943,406 Units shall represent Class C Interests. Other than the Transaction Documents, there are no outstanding Derivative Securities. All of the outstanding Interests are duly and validly authorized, issued and outstanding, fully paid, non-assessable and free and clear of all Liens. There are no conditions or circumstances that would directly or indirectly give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any Interests or Derivative Securities in or relating to the Company.

            5.15  Schedule of Contracts; No Conflicts.

                  (a) Section 5.15 (a) of the Disclosure Schedule contains a true and complete list of each of the following Contracts:

                        (i) (A) all Contracts providing for a commitment of employment or consultation services to the Company for a specified or unspecified term or otherwise relating to employment or the termination of employment, and, except as otherwise listed in Section 5.09 (d) of the Disclosure Schedule, the name, position and rate of compensation of each Person party to such a Contract and the expiration date of each such Contract; and (B) any written or unwritten representations, commitments, promises, communications or courses of conduct regarding employment or consultation services, which, to the best of ATM's knowledge, involve in the case of either clause (A) or clause (B) an obligation of the Company to make payments in any year exceeding Ten Thousand Dollars ($10,000);

                        (ii) all Contracts with any Person containing any provision or covenant prohibiting or limiting the ability of the Company to engage in any business activity or compete with any Person or prohibiting or limiting the ability of any Person to compete with the Company, other than the Transaction Documents;

                        (iii) all partnership, joint venture or other similar contracts with any Person, except for Contracts relating only to cooperative advertising arrangements;

                        (iv) all Contracts relating to any Indebtedness of the Company;

                        (v) all Contracts with distributors, dealers, independent sales agents, resellers, manufacturer's representatives, sales agencies or franchisees ("Dealers");

                        (vi) all Contracts relating to the future disposition or acquisition of any material amounts of assets and properties, other than dispositions or acquisitions in the ordinary course of the Business;

                        (vii) all Contracts between or among the Company and any Interestholder in the Company or any Insider;

                        (viii) all of the automobile, equipment or other personal leases to which the Company is a party and all of the Company's real property leases;

                        (ix) all guaranties by the Company of the performance, liabilities or obligations of any other Person;

                        (x) all material Contracts (other than unexecuted "shrink wrap" or "package licenses") relating to grants by the Company of any licenses to the Proprietary Assets to third Persons;

                        (xi) all Contracts (other than the LLC Agreement and the Transaction Documents) that (A) limit or contain restrictions on the ability of the Company to declare or pay dividends on, to make any other distribution in respect of or to issue or purchase, redeem or otherwise acquire any Interests, to incur Indebtedness, to incur or suffer to exist any Lien, to purchase or sell any of the Company Assets or to change the lines of business in which it participates or (B) require the Company to maintain specified financial ratios or levels of net worth or other indicia of financial condition that are not described in clause (iv) above;

                        (xii) to the best of ATM's knowledge, any Contract the principal purpose of which requires the Company to maintain the confidentiality of any information given to it by any other Person;

                        (xiii) any Contract, letter of intent, memorandum of understanding or similar instrument related to any transaction which, if consummated, would result in the Company purchasing any equity interest in or a substantial portion of the assets of any Person or any such Contract, letter, memorandum or similar instrument (other than the Transaction Documents) related to any transaction which, if consummated, would result in a Change in Control of the Company or the sale of any Interests or a substantial part of the Company Assets;

                        (xiv) any Contract to which the Company is a party or by which the Company Assets are bound which was not entered into in the ordinary course of the Business;

                        (xv) All Contracts with any Person and pursuant to which Company purchases or receives Processing Services from such Person;

                        (xvi) All versions and variations of standard or form Contracts used by Company since 1994 (including periods of use by Company) and pursuant to which Company provides Processing Services to any Person ("Processing Services Contracts");

                        (xvii) A listing of all Processing Services Contracts currently in effect between Company and any Person and for which there are twenty (20) or more Terminal Sites; and

                        (xviii) all other Contracts (other than insurance policies) that (A) involve the payment or potential payment, pursuant to the terms of any such Contract, by or to the Company of more than Ten Thousand Dollars ($10,000) and (B) cannot be terminated by the Company upon no more than sixty (60) days notice without resulting in any material cost or penalty to the Company.

                  (b) Company has in its possession and maintains in the normal course of the Business accurate copies of each Contract. Each Contract is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, except as such enforceability may be limited by any Bankruptcy Laws or general equitable principles. Company is and has been in compliance with all obligations of Company under its Contracts and neither the Company nor, to the knowledge of ATM, any other party to any such Contract is, or has received notice that it is, in violation or breach of or default under any such Contract (or with notice or lapse of time or both, would be in violation or breach of or default under any such Contract), except for such violations, breaches and defaults as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. To the knowledge of ATM, the Company has not waived any of its rights under any of its Contracts.

                  (c) Prior to the Effective Date, eFunds has been provided access to a true and correct copy of each written Contract listed in Section
5.15 (a) of the Disclosure Schedule and has been supplied a written description of each oral Contract of which ATM is aware, together with all amendments, waivers or other changes thereto.

                  (d) Neither the execution and delivery of the Transaction Documents, nor the consummation or performance of any of the Transactions will directly or indirectly (with or without notice or lapse of time):

                        (i) contravene, conflict with or result in a violation of any resolution adopted by the Company's Board of Governors; or

                        (ii) contravene, conflict with or result in a violation of, or give any Governmental Body or other person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Governmental Regulation to which the Company or any of the Company Assets is subject;

                        (iii) cause the Company to become subject to, or to become liable for the payment of, any Tax;

                        (iv) cause any of the Company Assets to be reassessed or revalued by any Taxing authority or other Governmental Body;

                        (v) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Permit issued, granted or given to the Company or any of its employees by or under the authority of any Governmental Body;

                        (vi) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Contract, the violation or breach of which or default under could reasonably be expected to result in a Material Adverse Effect;

                        (vii) give any Person the right to (a) declare a default or exercise any remedy under any Contract, (b) accelerate the maturity or performance of any Contract or (c) cancel, terminate or modify any Contract or the respective rights and obligations of the parties thereunder;

                        (viii) give any Person the right to any payment of severance payments or other contingent obligations of any nature whatsoever; or

                        (ix) result in the imposition or creation of any Lien upon or with respect to any Company Asset.

            5.16 Insurance Coverage. From and after the Closing of the transactions contemplated by the Asset Contribution Agreement, the Company has maintained in full force policies of insurance issued by insurers of recognized responsibility insuring the Company, the Company Assets and the Business against such losses and risks, and in such amounts, as is required by Section 8.9 of the LLC Agreement. Section 5.16 of the Disclosure Schedule accurately sets forth each insurance policy maintained by the Company, together with the name of the insurance company, a contract person and phone number, a brief description of the policy, and any claims currently pending or currently tendered for coverage under each such policy.

            5.17 No Brokers or Finders. No Person has or will have, as a result of any act or omission of ATM or the Company, any right, interest or valid claim against the Company, ATM or eFunds for any commission, fee or other compensation as a finder or a broker in connection with the Transactions. The Company is not subject to any Contract entitling any Person to participate in any future offering or sale of its equity securities or Indebtedness.

            5.18 Conflicts of Interest. No Insider has any direct or indirect interest in (a) any Person which does business with the Company, (b) any Company Asset or (c) any Contract other than any employment agreements described in
Section 5.15 (a) to the Disclosure Schedule.

            5.19 Licenses and Permits. The Company possesses from the appropriate Governmental Body all licenses, permits, authorizations, approvals and rights (collectively, "Permits") that (a) are believed by it to be necessary for it to engage in the Business as presently conducted and (b) if not possessed by it, would reasonably be likely to result in a Material Adverse Effect. ATM has no knowledge that would lead it to believe that the Company will not be able to obtain all Permits that may be required for any business the Company presently proposes to conduct. ATM has no reason to believe that any of the Permits will be revoked, lapse or otherwise be subject to modification upon or following the consummation of the Transactions. A true and correct list of the Permits is contained in Section 5.19 of the Disclosure Schedule.

            5.20 Warranties. There are no claims outstanding, pending or, to the best knowledge of ATM, threatened for breach of any warranty, maintenance or support obligations relating to any services or products sold or provided by the Company prior to the Effective Date . There are no reserves for warranty claims on the Balance Sheet and ATM is not aware of any warranty claims made or to be made against any products sold or leased prior to the Balance Sheet Date.

            5.21  Customers and Suppliers.

                  (a) No current client, Merchant, vendor, equipment lessor, processor, Vault Cash provider or other supplier of, for or to the Company has indicated to the Company that it will stop or decrease the amount of business done with the Company as a result of or following the consummation of the Transactions.

                  (b) Section 5.21 (b) of the Disclosure Schedule contains the following information for each Processing Services Contract: Merchant name; Terminal locations; Terminal IDs; and name of vendor processor providing Processing Services.

                  (c) The Company has not encountered any delay in the planned expansion of its Terminal base due to production constraints at its Terminal suppliers and the Company does not presently anticipate any such delay as the Business is presently proposed to be conducted following the Closing. The Company has not experienced any material disruptions in service from its processing vendors.

                  (d) The Company has not experienced any security breaches in, or attempts to breach the security of, its computing systems. The Company has not experienced any losses or incurred any liabilities due to theft, counterfeit or other forms of fraud: (i) related to its computing systems, (ii) related to any Terminals owned or managed by it where such loss or liability has not been reimbursed by insurance coverage(s), or (iii) in excess of $100 arising from courier services engaged by it to collect and distribute Vault Cash that have not been reimbursed by the courier. The Company has in place such fraud and virus prevention and computer security programs, procedures and devices as are considered commercially reasonable in the industry in which it operates.

                  (e) The Company has not experienced the material loss of any data or the generation of erroneous data in the operation of its central computer system. No customer of the Company, no financial institution or financial institution customer, nor any Vault Cash provider has brought to the attention of the Company any instances whereby the Company has improperly debited any account or failed to correctly credit any account in connection with a transaction initiated through a Terminal owned or serviced by Company other than routine clerical errors in the ordinary course of the Business and which have been corrected by Company. The Company has previously provided eFunds with complete, accurate and correct copies of all "error", "bug", troubleshooting or incidence logs to the extent maintained by it and with copies of all correspondence with any Person related to any failure or error or asserted failure or error with respect to the Company's systems.

            5.22 Environmental Matters. The Company has at all times been in compliance in all material respects with any applicable Governmental Regulations relating to environmental matters ("Environmental Laws"), including, but not limited to, matters related to air pollution, water pollution or noise control or the on-site or off-site handling, shipping, discharge, disposal or recovery of any hazardous substance (as defined in the Comprehensive Environmental Response, Compensation and Liability Act, as amended) or hazardous waste (as defined in the Resource Conservation and Recovery Act, as amended) and no notice of violation of any Environmental Laws has been received by the Company, nor, to the knowledge of ATM, is any such notice threatened. To the best of ATM's knowledge, no operation or other activity of Company involves the use of any hazardous substances (as defined in the Comprehensive Environmental Response, Comprehensive and Liability Act, as amended) or generates any hazardous waste (as defined in the Resource Conservation and Recovery Act, as amended).

            5.23 Disclosure. ATM has not intentionally or knowingly withheld from eFunds any material facts relating to the Company Assets, Business or the Company's financial condition or prospects. No representation or warranty included in any of the Transaction Documents contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated herein or therein or necessary to make the statements herein or therein not misleading. There exist no facts or circumstances that have not been disclosed to eFunds of which ATM is aware that has resulted or could reasonably be expect to result in a Material Adverse Effect. Without limiting the generality of the foregoing, to the knowledge of ATM there is no Governmental Regulation in existence or proposed to be adopted by any Governmental Body which has, or if adopted or enacted would have, the effect of (i) prohibiting the Company or its customers from charging or collecting any Surcharge or Interchange Fee for the use of its or their Terminals or (ii) limiting the permissible amount of any such Surcharge or Interchange Fee and no national or regional Networks (including Cirrus, Plus, VISA and MasterCard) are, to the knowledge of the Company contemplating any such prohibition or limitation.

            5.24 Subsidiaries. The Company does not have any Subsidiaries or direct or indirect equity interest in any other Person, other than Access Cash Canada Company ("ATM Canada") and ACI-Canada, Inc. ("ACI-Canada"). Each such Subsidiary is wholly owned. Except as specifically disclosed in the Disclosure Schedule, each of the representations and warranties made by ATM in Sections 5.01, 5.03, 5.04, 5.06, 5.07, 5.08, 5.09, 5.10, 5.11, 5.13, 5.15, 5.16, 5.17,
5.18, 5.19, 5.20, 5.21, 5.22, and 5.23 are true and correct in all material respects with respect to each of ATM Canada and ACI-Canada as if they had been substituted for the Company in such Sections.

            5.25 Due Authorization. The execution and delivery of the Transaction Documents has been duly authorized by all requisite corporate action on behalf of ATM and this Agreement has been duly executed and delivered by an authorized officer of ATM. The Transaction Documents to which ATM is a party are valid and binding obligations of ATM enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization of other similar laws ("Bankruptcy Laws") affecting the enforcement of creditors' rights generally and as to limitations on the enforcement of the remedy of specific performance and other equitable remedies.

            5.26 Valid Title. Upon the Closing of the Transactions contemplated by the Transaction Documents, ATM will transfer good, valid, and marketable title in the Class A Interests described in Schedule I as owned by it to eFunds, free and clear of any Liens. The Interests to be so transferred consist of 6,490,654.07 Units of Class A Interests and constitute all of the outstanding Class A Interests in the Company. ATM does not own any Derivative Securities.

            5.27 Ownership. The Principals own all of the outstanding equity interests in ATM.

            5.28 No Disclosure of Contracts with eFunds Required. Notwithstanding any provision of this Agreement, it shall not constitute a breach by ATM of any representation contained in this Article 5 should ATM fail to disclose in the Disclosure Schedule any Contract in effect between Company and eFunds or between ATM and eFunds as of the Effective Date, or any obligation or liability of either Company or ATM to eFunds under any such Contract.

            5.29 No Warranties Regarding Management Agreement. ATM does not make hereunder, and nothing in this Agreement shall be construed as, any representation or warranty whatsoever by ATM with respect to the Management Agreement by and between Company and eFunds dated as of September 1, 2000 ("Management Agreement") or any amendment thereto (including the Amendment and Release dated June 30, 2001).

            6. Representations and Warranties of eFunds. eFunds represents and warrants to ATM as follows:

            6.01 Investment Representations. The Interests being acquired by eFunds pursuant to the Transaction Documents are being acquired by it for its own account and not with the view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act. eFunds understands that the contemplated sale of the Interests will be pursuant to the exemption from the registration and prospectus delivery requirements of the Securities Act contained in Section 4(2) thereof and that the reliance of ATM upon this exemption is predicated in part upon the representations and warranties of the Buyers contained herein. eFunds is an "accredited investor" (as that term is defined in regulation D promulgated under the Securities Act) and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment to be made by it hereunder.

            6.02 No Brokers of Finders. No Person has or will have, as a result of any act of omission by eFunds, any right, interest or valid claim against the Company or ATM for any commission, fee or other compensation as a finder or broker, or in any similar capacity, in connection with the Transactions.

            6.03  Due Execution; No Conflict; Required Filings and Consents.

                  (a) The execution and delivery of this Agreement by eFunds has been duly authorized by all requisite corporate action on behalf of eFunds and this Agreement has been duly executed and delivered by an authorized officer of eFunds. This Agreement is a valid and binding obligation of eFunds enforceable in accordance with its terms, except as such enforceability may be limited applicable Bankruptcy Laws and limitations on the enforcement of the remedy of specific performance and other equitable remedies.

                  (b) Neither the execution, delivery and performance of the Transaction Documents, nor the consummation by eFunds of the Transactions, (i) conflicts with or violate (A) any Governmental Regulation applicable to it, (B) its articles of incorporation or by-laws, or (C) any Contract binding on or affecting it or any of its property, (ii) requires any consent, authorization or approval under any Contract to which it or any of its respective property is bound or (iii) will result in the creation or imposition of any Lien upon any of its property.

            6.04 Organization and Standing. eFunds is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has the requisite corporate power and authority to carry on its business as presently conducted or presently proposed to be conducted. eFunds is and has been at all times duly qualified to do business as a foreign corporation in all jurisdictions in which the failure to do so could reasonably be expected to result in a Material Adverse Effect.

            7.    Conditions to Closing.

            7.01 Conditions to eFunds' Obligation. The obligation of eFunds to acquire the ATM Interests pursuant to the Transaction Documents is subject to the fulfillment prior to or on the Closing Date of the following conditions, any of which may be waived in whole or in part by agreement of eFunds:

                  (a)   The representations and warranties of ATM made in
Article 5 shall be true in all material respects as of the Closing Date with the same effect as though made on and as of such Closing Date;

                  (b) ATM shall have performed and complied in all material respects with all agreements or conditions required by the Transaction Documents to be performed and complied with by them prior to or as of the Closing Date;

                  (c) Since the Effective Date of this Agreement, no event shall have occurred that has resulted or could reasonably be expected to result in a Material Adverse Effect;

                  (d) No event shall have occurred that would require a material adverse change in the Current Forecast, or its underlying assumptions;

                  (e)   ATM shall have delivered to eFunds:

                        (i) a certificate, dated the Closing Date, executed by ATM certifying the satisfaction of the conditions specified in Sections 7.01(a),
(b), (c), and (d) hereof;

                        (ii)  an affidavit that satisfies the requirement of
Section 1445(b)(2) of the Code;

                        (iii) an opinion of counsel for ATM, dated the Closing Date, in such form and substance as is customary for transactions of the type contemplated by the Transaction Documents and reasonably satisfactory to eFunds;

                        (iv) a copy of the text of the resolutions adopted by the Board of Directors of ATM authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party; along with a certificate executed on behalf of ATM by its corporate secretary or other authorized officer certifying to eFunds that such copy is a true, correct and complete copy of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded;

                        (v) incumbency certificates executed on behalf of ATM by its corporate secretary certifying the signature and office of each officer executing the Transaction Documents; and

                        (vi) such other certificates, documents and instruments as eFunds reasonably requests related to the Transactions;

                  (f) Company shall have provided to eFunds an accurate and complete listing of all Terminals owned or leased by the Company ("Terminal Listing"), and which Terminal Listing accurately and fully sets forth the following information for each of said Terminals: such information as the Company has about the original cost and book value of each of said Terminals; serial number; whether the Terminals are currently categorized by the Company as inventory or a fixed asset; whether the Terminal is active (meaning there has been at least one (1) Terminal Transaction initiated at the Terminal in the three (3) month period prior to the Closing Date); whether the Terminal is an inventory asset used or to be used for Terminal repair and maintenance in the ordinary course of the Business; the physical location (street/city/state or province/zip) of each Terminal; and, if leased by Company, the name of the lessor of each Terminal.

                  (g) Company shall have provided to eFunds accurately and fully completed, and fully executed (as appropriate), original written documents in form and substance reasonably satisfactory to eFunds, as follows:

                        (i) Form I-9s (with required supporting documentation) for all Company employees;

                        (ii) Agreements from Streamline Data and any other Person necessary to convey to Company all right, title and interest in and to the Proprietary Program known as ACTRISS and any associated user, reference and technical documentation, and all proprietary and intellectual property rights in and to any of the foregoing;

                        (iii) Documentation that enables the use, operation and maintenance of the Proprietary Assets (including but not limited to the Proprietary Programs) owned by Company, the Telecommunications Network, and the Operations Processes as required by Section 8.13 of this Agreement;

                        (iv) Agreements with all couriers used by Company for any Vault Cash services ("Couriers"), substantially in the form attached to this Agreement as Exhibit C or such other agreement as approved by eFunds, and insurance certificates from all such Couriers meeting the insurance policy requirements set forth in Exhibit D and naming Company (and, for any Courier which provides Vault Cash services for Vault Cash provided by eFunds, eFunds Corporation) as an additional insured(s) on such policies;

                        (v) Evidence of so-called "Shipper's Insurance" covering Vault Cash in transit or in a Courier's possession (i.e. while in a Courier's possession, control, or facility and prior to being placed by the Courier in a Terminal or re-deposited by the Courier in the cash provider's bank account) with loss coverage of no less than five million dollars ($5,000,000) per incident of loss;

                        (vi) Consents from all Major Merchants to the branding of Terminals as such branding is contemplated by the Letter Agreement by and between Company and CU Cooperative Systems, Inc dated June 4, 2001;

                        (vii) Consent from any Person that is a party to any Contract of Company and which Consent is required by the terms of such Contract prior to consummation of the Transactions (including, by way of example only and not by way of limitation, premises leases, Terminal leases, Merchant Contracts, Vault Cash provider agreements, and vendor processor agreements);

                        (viii) A settlement and release agreement with Elnos (Canada) fully resolving and finally settling any and all claims and disputes arising from or related to the subject matter of the Revenue Limited Plus (RLP) insolvency in 1999; and

                  (h) All corporate and other proceedings and actions taken in connection with the Transactions and all certificates, opinions, agreements, instruments and documents referenced herein or incident to any such Transaction shall be satisfactory in form and substance to eFunds;

                  (i) ATM, the Principals and Ronald G. Roth shall each have entered into the Non-Competition, Release and Indemnity Agreement and any other agreement required by the terms thereof;

                  (j) Frank Capan, Karl DeBoer, Jim Edberg, Brian Gray, John McGraw, and Gregg Zastrow shall have agreed to post-Closing compensation packages acceptable to eFunds;

                  (k)   There shall be no Class C Interests outstanding;

                  (l) eFunds shall not have discovered any fact or circumstances existing as of the Closing Date regarding the Business, the Company Assets, the condition (financial or otherwise), results of operations or prospects of the Company that is, individually or in the aggregate with other such facts and circumstances, materially adverse to the Company or to the value of the Interests;

                  (m) Each of ATM, the Principals and Ronald G. Roth shall have executed this Agreement;

                  (n) eFunds shall have obtained financing from a third party under terms and conditions satisfactory to eFunds in the amount of not less than twenty million dollars ($20,000,000) to be applied toward payment of the Purchase Price; and

                  (o) It is understood and agreed that, for purposes of Sections 3.03 and 9 (b) of this Agreement, it shall not constitute a breach of this Agreement by ATM if any Closing condition set forth in Section 7.01
(g)(iv), (g)(vi), (g)(viii), or (j) [other than with respect to Frank Capan and Brian Gray] above is not satisfied by the Closing Date, so long as: (i) Company has used its commercially reasonable best efforts to satisfy any such Closing condition(s) by the Closing Date, and (ii) substantial progress has been made toward the completion of such Closing condition(s) by the Closing Date.

            7.02 Conditions to Obligations of ATM. The obligation of ATM to sell the ATM Interests to eFunds is subject to the fulfillment prior to or on the Closing Date of the following conditions, any of which may be waived in whole or in part by the Company:

                  (a) eFunds shall have tendered payment in the aggregate amount of $39,550,127 (inclusive of the Earnest Payment [subject to Section 3.03 of this Agreement], but exclusive of the holdbacks set forth in Section 10.02(a) of this Agreement) to ATM;

                  (b)   The representations and warranties of eFunds made in
Article 6 shall be true in all material respects as of the Closing Date with the same effect as though made on and as of the Closing Date;

                  (c) eFunds shall have performed and complied in all material respects with all agreements or conditions required by this Agreement to be performed and complied with by them prior to or as of the Closing Date;

                  (d)   eFunds shall have delivered to ATM:

                        (i) a certificate, dated the Closing Date, executed by an authorized officer of eFunds certifying the satisfaction of the conditions specified in Section 7.02(b) and (c) hereof;

                        (ii) a copy of the text of the resolutions adopted by the Board of Directors of eFunds authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which eFunds is a party; along with a certificate executed on behalf of eFunds by its corporate secretary certifying to ATM that such copy is a true, correct and complete copy of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded; and

                        (iii) incumbency certificates executed on behalf of eFunds by eFunds' corporate secretary certifying the signature and office of each officer executing the Transaction Documents;

                        (iv) an opinion of counsel for eFunds, dated the Closing Date, in such form and substance as is customary for transactions of the type contemplated by the Transaction Documents and reasonably satisfactory to ATM; and

                        (v) such other certificates, documents and instruments as ATM reasonably requests related to the Transactions;

                  (e)   eFunds shall have executed this Agreement;

                  (f) eFunds and Company shall have each entered into the Non-Competition, Release and Indemnity Agreement and any other agreement required by the terms thereof;

                  (g) Company and ATM and the Principals shall have entered into an indemnity agreement in such form and substance as approved by the Board of the Company and as is mutually acceptable to ATM and eFunds ("Company Indemnity Agreement"); and

                  (h) All corporate and other proceedings and actions taken in connection with the Transactions and all certificates, opinions, agreements, instruments and documents referenced herein or incident to any such Transaction shall be satisfactory in form and substance to ATM.

            7.03 Mutual Conditions. The obligation of any of the parties hereto to consummate the transactions contemplated hereby is subject to the fulfillment prior to or on the Closing Date of the following conditions, any of which may be waived in whole or in part only by the party or parties against whom enforcement of this Agreement is sought:

                  (a) All material filings, authorizations and approvals needed from any Governmental Body (including but not limited to that required by the Hart-Scott-Rodino Act) in connection with the consummation of the Transactions shall have been duly made and obtained;

                  (b) No third party shall have threatened, instituted or brought any action or proceeding before any Governmental Body challenging or seeking to invalidate, make illegal, delay or otherwise directly or indirectly restrain or prohibit the consummation of the Transactions contemplated by the Transaction Documents or seeking to obtain material damages in connection with such Transactions; and

                  (c) This Agreement shall not have been terminated pursuant to Article 9.

            8.    Covenants.

            8.01 Taxes. Each Seller shall be individually responsible for its or his own respective Taxes due as a result of the consummation of the Transactions. The Company will make tax distributions as required by the LLC Agreement in respect of any income of the Company allocable to the period between the Formation Date and the Closing hereunder; provided, however, that in no event shall the Company make any tax distribution in respect of any income of ATM or the Principals arising or resulting from the consummation of the Transactions. eFunds shall be responsible for its own respective Taxes due as a result of the consummation of the Transactions.

            8.02 Access and Investigation. ATM shall ensure that, at all times prior to the Closing Date:

                  (a) The Company will provide eFunds and its representatives with free and complete access at reasonable times and with reasonable notice to the Company's premises and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company;

                  (b) The Company and its representatives shall provide eFunds and its representatives the opportunity to meet with the Company's personnel and parties to such of the Company's Contracts as may be selected by eFunds;

                  (c) The Company shall provide eFunds with such copies of existing books, records, Tax Returns, work papers and other documents and information relating to the Company as eFunds may reasonably request; and

                  (d) The Company shall compile and provide eFunds with such additional financial, operating and other data and information regarding the Company as eFunds may reasonably request.

            8.03 Operation of Business. ATM shall ensure that at all times prior to the Closing Date that:

                  (a) The Company conducts its operations exclusively in the ordinary course of the business and in substantially the same manner as such operations have been conducted for the twelve-month period prior to the date of this Agreement; provided, however, that the Company shall not, without the prior consent of eFunds, take any action or fail to take any action the result of which is reasonably likely to: (i) materially reduce, in the short or long term, the revenues or profitability of the Company or materially alter the composition of the Company's revenue stream in effect as of the Effective Date; or (ii) materially increase, in the short or long term, the expenses of the Company or materially alter the composition of the Company's expense structure in effect as of the Effective Date; or (iii) otherwise materially impact the overall financial status of the company in effect as of the Effective Date, including but not limited to altering residual payments of Surcharge fees, Interchange Fees or other residual payments to Merchants or any other Person;

                  (b) The Company preserves intact its current business organization and uses commercially reasonable efforts to keep available the services of its current officers and employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, Vault Cash providers, licensees, employees and other Persons having business relationships with it;

                  (c) The Company keeps in full force all of the insurance policies described in Section 5.16;

                  (d) The Company's officers confer regularly with eFunds concerning operational matters and otherwise report as often as reasonably requested by eFunds concerning the status of the Business and notify eFunds immediately of any emergency or other change in the Business and of any complaints or investigations commenced of threatened against the Company by any Governmental Authority or third party (or communication indicating that the same may be contemplated);

                  (e) The Company immediately notifies eFunds of any inquiry, proposal or offer from any Person relating to any Acquisition Transaction;

                  (f)   The Company does not undertake any Reorganization Event;

                  (g) The Company does not make any capital expenditure in excess of $40,000 or outside of the ordinary course of the Business;

                  (h) The Company does not incur or assume any liability other than current liabilities of the type required to be reflected in a balance sheet prepared in accordance with GAAP incurred in the ordinary course of the Business;

                  (i) The Company does not pay any bonus or make any profit sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees;

                  (j) The Company does not change any of its methods of accounting or accounting practices in any respect;

                  (k)   The Company does not make any Tax election;

                  (l) The Company does not commence any litigation, arbitration or other dispute resolution process, or any proceedings or the filing of any petition seeking relief under any federal or state bankruptcy, insolvency, or similar law;

                  (m) The Company does not acquire, dispose of, transfer, lease, license any Company Asset, other than in the ordinary course of the Business or subject any Company Asset to any Lien;

                  (n) The Company pays its debts and Taxes when due, subject to good faith disputes thereof, and pays or performs its other obligations when due;

                  (o) The Company does not disclose to any Person, other than eFunds, any Confidential Information, other than to customers and potential customers in the ordinary course of the Business, nor transfer to any Person any Proprietary Asset, nor enter into any licensing or other agreement relating to any Proprietary Asset other than in the ordinary course of the Business;

                  (p) The Company does not pay, discharge or satisfy any amount where such prepayment causes the Company to incur a penalty, charge or fee;

                  (q)   The Company does not hire any new employee;

                  (r) The Company gives all notices and other information required prior to the Closing Date to be given to the employees of the Company and any applicable Government Authority under any applicable Government Regulations in connection with the Transactions;

                  (s) The Company does not revalue any of the Company Assets, including without limitation, writing down the value of inventory or writing off notes or accounts receivable, except as required under GAAP and in the ordinary course of the Business;

                  (t) The Company does not enter into, amend or modify any Contract with any Insider;

                  (u) The Company does not enter into any Contract related to the leasing of property or equipment other than in the ordinary course of the Business; and

                  (v) The Company does not enter into any Contract to do any of the actions outlined in (a) through (u) above.

It is expressly understood that it shall not be a breach of this Section 8.03 by ATM should Company take any action or fail to take any action that would constitute a breach of this Section 8.03 if Company takes such action or fails to take such action with the express, prior consent of eFunds.

            8.04 Filings, Consents and Agreements. ATM and eFunds shall ensure that:

                  (a) each filing or notice required to be made or given pursuant to any applicable Governmental Regulation, or by the Company or eFunds in connection with the execution and delivery of the Transaction Documents, or in connection with the consummation or of the Transactions is made or given as soon as possible after the Effective Date of this Agreement;

                  (b) each consent required to be obtained pursuant to any applicable Governmental Regulation or Contract of the Company in connection with the execution and delivery of the Transaction Documents (including each of the consents identified in Section 5.12 of the Disclosure Schedule) is obtained as soon as possible after the date of this Agreement and remains in full force and effect through the Closing Date;

                  (c) the Company promptly delivers to eFunds a copy of each filing made, each notice given and each consent obtained by the Company during the period prior to the Closing Date;

                  (d) during the period prior to the Closing Date, the Company cooperates with eFunds and prepares and makes available such documents and takes such other actions as eFunds may reasonably request in connection with any filing, notice or consent that eFunds is required or elects to make, give or obtain in connection the execution and delivery of the Transaction Documents and the consummation of the Transactions;

                  (e) eFunds and ATM shall have agreed upon an appropriate amendment to the LLC Agreement, if necessary, to be executed by them immediately following the Closing; and

                  (f) eFunds and ATM enter into an appropriate assignment by eFunds to ATM of any accounts receivable that eFunds finally recovers from the General Holdback due to a breach of the representation made in Section 5.02
(e)(ii) of this Agreement.

            8.05 Notification. During the period preceding the Closing Date, each party shall promptly notify the others of:

                  (a) the discovery by them of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a breach of any representation or warranty made by such party in this Agreement;

                  (b) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a breach of any representation or warranty made by such party in this Agreement if (i) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (ii) such extent, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

                  (c) any breach by such party of any of their covenants under any Transaction Document; and

                  (d) any event, condition, fact or circumstance that may make the timely satisfaction of any of the conditions set forth in Article 7 impossible or unlikely.

            8.06 No Negotiation. During the period preceding the Closing Date, ATM and the Principals shall not, without the express prior consent of eFunds, directly or indirectly:

                  (a) solicit or encourage the initiation of any inquiry, proposal or offer from any Person (other than eFunds) relating to any Acquisition Transaction;

                  (b) participate in any discussions or negotiations with, or provide any information concerning the Company to any Person (other than eFunds) in furtherance of any Acquisition Transaction;

                  (c) consider the merits of any unsolicited inquiry, proposal or offer from any Person (other than eFunds) relating to any Acquisition Transaction;

                  (d) engage in or sign any Contract (whether or not legally enforceable) related to any Acquisition Transaction (other than the Transaction Documents); or

                  (f) sell, assign, or otherwise issue or transfer any Interests, or, except as expressly provided in the second sentence of Section
8.01 of this Agreement, declare or pay any dividend or distribution on or in respect of any Interests.

            8.07  Confidentiality.

                  (a) ATM, the Principals and Ronald G. Roth hereby agree that they shall (i) at all times during the period from the Effective Date until the Closing Date, and (ii) upon Closing, at all times during the remainder of the Confidentiality Period (A) not use any Confidential Information for any purpose other than in connection with the Transactions, (B) use no less than a reasonable degree of care to protect any Confidential Information in their possession against disclosure to third parties, and (C) limit circulation of the Confidential Information to such of their representatives as have a direct "need to know" such Information in connection with the Transactions. This Section 8.07
(a) shall survive for the duration of the Confidentiality Period upon Closing.

                  (b) eFunds hereby agrees that it shall (i) at all times during the period from the Effective Date until the Closing Date, and (ii) in the event this Agreement is terminated prior to Closing, at all times during the remainder of the Confidentiality Period (A) not use any Confidential Information for any purpose other than in connection with the Transactions, except as may be authorized pursuant to any other Contract in effect between eFunds and Company,
(B) use no less than a reasonable degree of care to protect any Confidential Information in its possession against disclosure to third parties, and (C) limit circulation of the Confidential Information to such of its representatives as have a direct "need to know" such Information in connection with the Transactions or pursuant to any other Contract between eFunds and Company. This
Section 8.07 (b) shall terminate as to eFunds upon Closing.

                  (c) Notwithstanding the provisions of this Section 8.07, a Person may disclose Confidential Information if, in the view of such Person's counsel, such disclosure is required by law or legal process; provided, however, that the Person who is obligated to disclose the Confidential Information by reason of any such requirement shall give reasonable advance notice to the Company of such requirement and shall cooperate, on the Company's account for any out-of-pocket expenses incurred by such Person, with any efforts by the Company to limit or mitigate any such revelation so as to preserve, to the extent practicable, the proprietary nature of any Confidential Information contained therein.

                  (d) Nothing in this Section 8.07 shall be construed as a grant by implication, estoppel or otherwise of a license to eFunds, ATM, the Principals or Ronald G. Roth to make, have made, use, advertise or sell any product or service using any Confidential Information or as a license under any Proprietary Asset now held or which may hereafter be obtained by the Company.

            8.08 Severance Policy. Prior to the Closing Date, ATM and eFunds shall cause the Company to adopt a severance plan comparable to that maintained by eFunds for the benefit of its employees ("Plan"). Benefits shall not be extended under such Plan to any employee of Company, ATM, ACI-Canada or ATM Canada who has a contractual entitlement to separation payments.

            8.09 Resolution of Holdback Matters. Following the Closing, eFunds shall cause Company to take, and Company shall take at its sole cost and expense, commercially reasonable actions to promptly resolve and bring to conclusion those matters for which there is a Reconciliation Holdback and Vault Cash Holdback pursuant to Sections 10.02 (c) and 10.02 (d) of this Agreement, respectively.

            8.10 Financial Statements and Revised Current Forecast. At least three (3) business days prior to the Closing, the Company will deliver to eFunds:

                  (a) copies of (i) Company's final unaudited consolidated balance sheet (the "Final Balance Sheet") as of the Balance Sheet Date and the final unaudited consolidated statement of earnings of the Company for the six-month period ended on the Balance Sheet Date (such statement of earnings and the Final Balance Sheet being herein referred to as the "Latest Financial Statements"), and (ii) Company's preliminary unaudited consolidated balance sheet as of August 31, 2001 (the "Updated Balance Sheet") and the preliminary unaudited consolidated statement of earnings of the Company for the eight-month period ended on August 31, 2001 (such statement of earnings and the Updated Balance Sheet being referred to herein as the "Updated Preliminary Financial Statements"). The Latest Financial Statements will be prepared in accordance with the provisions of GAAP applicable to unaudited interim financial statements in a manner consistent with the Audited Financial Statements and reflect all adjustments necessary to a fair statement of the results for the interim period(s) presented. The Updated Preliminary Financial Statements will be prepared in a manner consistent with the Latest Financial Statements, based upon the information contained in the books and records of the Company, and fairly present in all material respects the financial condition of the Company as of the dates thereof and results of operations for the periods referred to therein; and

                  (b) a copy of the actual 7+5 forecast (the "Revised Current Forecast") for the Company's fiscal year ending December 31, 2001. The Revised Current Forecast will represent the Company's best current estimate as of the Closing Date of its financial and operating performance for January, 2001 through July, 2001 and for the balance of 2001.

            Except as set forth in the Latest Financial Statements, the Company will have no Indebtedness or other liabilities, whether absolute, accrued, contingent or otherwise, other than (i) liabilities (other than Indebtedness) incurred in the ordinary course of the Business since the Balance Sheet Date and
(ii) obligations under Contracts entered into in the ordinary course of the Business and not required under GAAP to be reflected in the Latest Financial Statements (none of which is an uninsured liability for breach of Contract, breach of warranty, tort, infringement or similar claim or results from any lawsuit or similar proceeding), which, in the case of both (i) and (ii), individually or in the aggregate, are not material to the financial condition of the Company or the Business. All Company Assets will be properly recorded and reflected in the Latest Financial Statements and the Updated Preliminary Financial Statements. The Latest Financial Statements and the Updated Preliminary Financial Statements will accurately reflect all Terminals as either
(A) inventory or fixed assets, and (B) owned or leased assets. The Company's liability for unpaid Taxes for all periods ending on or before the Balance Sheet Date will not, in the aggregate, exceed the amount of the liability accruals for Taxes (excluding reserves for deferred Taxes) reported in the Final Balance Sheet.

            8.11 Release of ATM. Following the Closing, eFunds shall take and shall cause Company to take commercially reasonable efforts to cause the release of any and all liability of ATM and any and all personal liability of its shareholders, officers or board members from any obligation, liability, or financial responsibility of Company guaranteed by them in the normal course of the Business prior to the Effective Date, including, by way of example, the Amplicon Financial, Inc. and Newcourt Communications Finance Company Terminal lease guarantees as in effect as of the Effective Date.

            8.12 Cooperation by the Parties. Where any consent or cooperation by either party is required for the other party to comply with any obligation hereunder, such consent or cooperation shall not be unreasonably withheld by the party from which it is required.

            8.13 Documentation. At or before the Closing, (i) the Proprietary Assets owned by the Company (including but not limited to the Proprietary Programs), the Telecommunications Network, and Operations Processes will be sufficiently documented, with written technical, operating and user documentation, which describes in all material respects the proper procedure for their use and provides sufficient information to enable eFunds to utilize, operate and maintain such Proprietary Assets, Company Telecommunications Network and Operations Processes in an efficient manner ("Documentation"), and (ii) all such Documentation will be complete and accurate in all material respects and the Proprietary Assets owned by the Company and the Company Telecommunications Network will perform and operate substantially in accordance with such Documentation.

            9.    Term; Termination.

            9.01  This Agreement may be terminated at any time prior to the
Closing:

                  (a)   by the mutual consent of eFunds and ATM;

                  (b) by eFunds or ATM if there has been a material misrepresentation, breach of warranty or breach of covenant on the part of eFunds (if ATM is seeking to terminate this Agreement), or ATM (if eFunds is seeking to terminate this Agreement), of the representations, warranties and covenants made by it in the Agreement; or

                  (c) by eFunds if, after the Effective Date hereof, there shall have occurred any act, event or omission giving rise to or which is reasonably likely to give rise to a Material Adverse Effect.

            9.02  Unless sooner terminated pursuant to Section 3.03 or Section
9.01 above, this Agreement shall automatically terminate if the Transactions contemplated hereby have not been consummated by December 31, 2001.

            10.   Indemnification; Holdbacks.

            10.01 Indemnification

                  (a) ATM will indemnify and hold eFunds harmless from and against any and all "Buyers Losses" arising out of or related to (i) any breach by ATM, the Principals or Ronald G. Roth of any representation or warranty made by them in any Transaction Document, (ii) any failure by it to perform or comply with any covenant, agreement or obligation made by it in any Transaction Document, or (iii) the Existing Claims, Reconciliation Holdback matter, and Vault Cash Holdback matter described in Section 10.02 below. As used in the foregoing, "Buyers Losses" means and shall include any losses, damages, liabilities, claims, fees, royalties, legal and settlement costs (including reasonable attorneys fees), and any external costs or expenses incurred by eFunds from third parties, suffered or incurred by eFunds as a result of any such breach, failure, or matter, and which, in each case, is directly attributable to any breach by ATM, the Principals or Ronald G. Roth of any of such representations, warranties, covenants, agreements or obligations, or the Existing Claims, Reconciliation Holdback matter, and Vault Cash Holdback matter described in Section 10.02 below, provided, however, that (i) indemnifiable "Buyers Losses" shall not include (A) any costs or expenses (including legal fees and expenses) incurred by Company in resolving and bringing to conclusion the Reconciliation Holdback matter or Vault Cash Holdback matter described in
Section 10.02 below, or (B) any loss to eFunds in excess of $1,000,000 with respect to the Reconciliation Holdback matter or any loss to eFunds in excess of $2,000,000 with respect to the Vault Cash Holdback matter; or (C) any loss that would otherwise be a Buyers Loss hereunder but that is recovered by eFunds from any applicable insurance coverage; or (D) any amount owed to ATM by eFunds pursuant to Section 10.02 (e) below; or (E) any losses, damages, or liabilities whatsoever arising from or related to the Management Agreement; and (ii) no such indemnification shall be available for Buyers Losses under the General Holdback unless and until the aggregate amount of Buyers Losses subject to the General Holdback hereunder exceeds four hundred and forty thousand dollars ($440,000) [the "Threshold Amount"], at which point all additional Buyers Losses in excess of the Threshold Amount under the General Holdback and up to and including the $2,000,000 General Holdback amount shall be indemnifiable hereunder. The aggregation of Buyers Losses subject to the General Holdback need only reach the Threshold Amount once and after such point, eFunds may seek indemnification for all Buyers Losses in excess of the Threshold Amount that may arise under the General Holdback up to and including the $2,000,000 General Holdback amount. For the avoidance of doubt, (x) the entire $2,000,000 General Holdback is available to cover Buyers Losses after the Threshold Amount has been reached, and (y) there is no threshold amount applicable to the Reconciliation Holdback or the Vault Cash Holdback and all Buyers Losses subject to such holdbacks are recoverable by eFunds in accordance with and subject to Sections 10.02 (c) and 10.02 (d), respectively.

                  (b) Each of the Principals agrees to be and remain jointly and severally liable to eFunds for any indemnification obligations of ATM hereunder; provided, however, that the maximum aggregate amount of indemnifiable Buyers Losses for which any Principal shall be liable shall not exceed the amount set forth opposite the name of such Person on Schedule II and the maximum aggregate amount of Buyers Losses against which ATM and the Principals shall be required to indemnify eFunds shall not exceed twenty million dollars ($20,000,000), inclusive of the General Holdback amount. All indemnification obligations payable hereunder shall be paid in cash.

                  (c) No claim for indemnification hereunder may be asserted unless the Person against whom such claim is asserted shall have received written notice of such claim, and a brief summary of the facts upon which such claim is based, on or before the eighteenth (18th) month anniversary of the Closing; provided, however, that (i) there shall be no limitation on the amount of time that a claim may be asserted hereunder by eFunds against the Vault Cash Holdback, and (ii) a claim may be asserted for any breach of any representation or warranty made in Section 5.06 of this Agreement until the later of the eighteenth (18th) month anniversary of the Closing or the expiration of any applicable statute of limitation applicable thereto. So long as the indemnitor shall have received notice of a claim prior to the expiration of such 18 month period (or at any time with respect to the Vault Cash Holdback, or at any time prior to the later of the eighteenth (18th) month anniversary of the Closing or the expiration of any applicable statute of limitation for any claim arising from a breach of any representation or warranty made in Section 5.06 of this Agreement), the expiration of such period (and the 18 month period referenced in
Section 11.05) shall not operate to bar the ability of eFunds, ATM, any Principal or Ronald G. Roth to pursue their remedies (including through the institution of litigation or similar proceedings) in respect of such claim.

                  (d) eFunds shall use commercially reasonable efforts to mitigate Buyers Losses.

            10.02 Holdbacks.

                  (a) As security for the indemnification obligations of ATM pursuant to Section 10.01, eFunds shall hold-back four million three hundred and eight thousand three hundred and forty one dollars ($4,308,341) of the Purchase Price in cash as detailed below and in Schedule I:

                                       Cash
                                       ----
                  General Holdback     $2,000,000

                  Reconciliation       $  769,447
                  Holdback

                  Vault Cash Holdback  $1,538,894

                  Total Holdback       $4,308,341

                  (b) $2,000,000 of the Purchase Price will be held-back (the "General Holdback"):

                        (i) as security for the indemnification obligations of ATM pursuant to Section 10.01(a)(i) and 10.01(a)(ii) above; and

                        (ii) pending the satisfactory resolution of any claims, liabilities, loss, cost, expense, or obligations arising out of or related to the following matters (collectively, the "Existing Claims"):

                                (A)   Vault Cash reconciliation issues with
First Premier Bank; and

                                (B)   Potential write-downs resulting from Owned
or leased Terminals reflected in the Company's books and records and that cannot be located or otherwise satisfactorily accounted for by Company as of the Closing Date.


                  (c) $769,447 of the Purchase Price will be held-back (the "Reconciliation Holdback") pending the conclusion of the ongoing Vault Cash reconciliation process between the Company and eFunds. In the event that this reconciliation indicates that less than $1,000,000 is actually owed by the Company to eFunds, an amount of the Reconciliation Holdback equal to .7694468 times the amount actually owed to eFunds by Company shall be retained by eFunds as a reduction of the Purchase Price as provided herein. By way of example, assume that the Vault Cash reconciliation issue reflects a $1,000,000 discrepancy on the Closing Date. The

Reconciliation Holdback would be $769,447 (76.94468% of $1,000,000). By way of example only, if at the conclusion of the Vault Cash reconciliation process it is determined that only $200,000 is owed to eFunds by the Company, then (i) $153,889.36 (76.94468% of $200,000), plus any interest earned on such amount since the Closing Date, would be retained by eFunds as a reduction of the Purchase Price, and (ii) $615,557.64 (the balance of the Reconciliation Holdback), plus simple interest on such amount at the rate of six percent (6%) per annum from the Closing Date to the date of payment, would be paid to ATM. By way of further example only, if at the conclusion of the Vault Cash reconciliation process it is determined that $800,000 is owed to eFunds by the Company, then (i) $615,557.64 (76.94468% of $800,000), plus any interest earned on such amount since the Closing Date, would be retained by eFunds as a reduction of the Purchase Price, and (ii) $153,889.36 (the balance of the Reconciliation Holdback), plus simple interest on such amount at the rate of six percent (6%) per annum from the Closing Date to the date of payment, would be paid to ATM. By way of further example only, if at the conclusion of the Vault Cash reconciliation process it is determined that any amount greater than $1,000,000 is owed to eFunds by the Company, eFunds would retain the entire amount of the Reconciliation Holdback, plus any interest earned on such amount since the Closing Date, as a reduction of the Purchase Price and as its sole remedy against ATM or the Principals for losses due to the Vault Cash reconciliation issue. In the event that the Vault Cash reconciliation indicates that funds are owed by eFunds to the Company, the entire Reconciliation Holdback shall be paid to ATM (plus simple interest at the rate of six percent (6%) per annum from the Closing Date to the date of payment).

                        (i) eFunds shall provide written notice to ATM within thirty (30) days of the date that the reconciliation contemplated by this
Section 10.02 (c) is complete, but no later than eighteen (18) months from the Closing Date. Such notice shall specify the final amount owed to eFunds and/or ATM as determined by eFunds and Company pursuant to the reconciliation process and reasonable detail in support thereof. ATM may, by written notice given within thirty (30) days of its receipt of notice from eFunds hereunder, notify eFunds that it disputes in good faith the validity or amount of eFunds' findings. Representatives of eFunds and ATM shall meet at the principal offices of Company within ten (10) business days of eFunds' receipt of such notice, and shall use their commercially reasonable best efforts to resolve any such dispute within thirty (30) days after any such written notice is given by ATM. Any amounts payable to ATM pursuant to this Section 10.02 (c) and not in dispute shall be paid within the earlier of sixty (60) days of the conclusion of the Vault Cash reconciliation process, or twenty (20) months from the Closing Date.


                  (d) $1,538,894 of the Purchase Price will be held-back (the "Vault Cash Holdback") pending the conclusion of the bankruptcy proceeding of Tri-State Armored Services, Inc. ("Tri-State"). In the event that Buyers Losses due to the defalcation of Tri-State and/or the Tri-State bankruptcy is less than $2,000,000, an amount of the Vault Cash Holdback equal to .7694468 times the amount of Buyers Losses shall be retained by eFunds as a reduction of this Purchase Price as provided herein. By way of example only, assume that the Tri-State loss to eFunds is $2,000,000 on the Closing Date. The Vault Cash Holdback would be $1,538,894 (76.94468% of $2,000,000). By way of example only, if at the conclusion of the Tri-State bankruptcy proceedings it is determined that only $1,000,000 has been lost by eFunds, then (i) $769,447 (76.94468% of $1,000,000), plus any interest earned on such amount since the Closing Date, would be retained by eFunds as a reduction of the Purchase Price, and (ii) $769,447 (the balance of the Vault Cash Holdback), plus simple interest on such amount at the rate of six percent (6%) per annum from the Closing Date to the date of payment, would be paid to ATM. By way of further example only, if at the conclusion of the Tri-State bankruptcy proceedings it is determined that $1,800,000 has been lost by eFunds, then (i) $1,385,004 (76.94468% of $1,800,000), plus any interest earned on such amount since the Closing Date, would be retained by eFunds as a reduction of the Purchase Price, and (ii) $153,890 (the balance of the Vault Cash Holdback), plus simple interest on such amount at the rate of six percent (6%) per annum from the Closing Date to the date of payment, would be paid to ATM. By way of further example only, if at the conclusion of the Tri-State bankruptcy proceedings it is determined that any amount greater than $2,000,000 has been lost by eFunds, eFunds would retain the entire amount of the Vault Cash Holdback, plus any interest earned on such amount since the Closing Date, as a reduction of the Purchase Price and as its sole remedy against ATM or the Principals for losses of eFunds due to the defalcation of Tri-State and/or the Tri-State bankruptcy. In the event that the Tri-State bankruptcy Vault Cash reconciliation indicates that funds are owed by eFunds to the Company, the entire Vault Cash Holdback shall be paid to ATM (plus simple interest at the rate of six percent (6%) per annum from the Closing Date to the date of payment).

                        (i) eFunds shall provide written notice to ATM within thirty (30) days of the conclusion of the Tri-State bankruptcy proceedings. Such notice shall specify the final amount owed to eFunds and/or ATM as determined pursuant to such proceedings and reasonable detail in support thereof. ATM may, by written notice given within thirty (30) days of its receipt of notice from eFunds hereunder, notify eFunds that it disputes in good faith the validity or amount of eFunds losses. Representatives of eFunds and ATM shall meet at the principal offices of Company within ten (10) business days of eFunds' receipt of such notice, and shall use their commercially reasonable best efforts to resolve any such dispute within thirty (30) days after any such written notice is given by ATM. Any amounts that are payable to ATM pursuant to this Section 10.02(d) and not in dispute shall be paid within sixty (60) days of the final conclusion of the Tri-State proceedings.

                  (e) In the event that, (i) at the final conclusion of both the Reconciliation Holdback and Vault Cash Holdback resolutions, on an aggregate basis, eFunds has actually and finally recovered more than three million dollars ($3,000,000) through the resolution of both matters, and (ii) Company actually and finally recovers more than one million five hundred thousand dollars ($1,500,000) through the resolution of the Tri-State bankruptcy with respect to losses of vault cash provided by First Premier Bank ("FPB Vault Cash Loss"), then an amount equal to .7694468 multiplied by the amount over $4,500,000 actually and finally recovered by eFunds and Company pursuant to resolution of the Reconciliation Holdback, Vault Cash Holdback and FPB Vault Cash Loss issues shall be paid to ATM, plus simple interest on such amount at the rate of six percent (6%) per annum from the Closing Date to the date of payment. By way of example only, if at the final conclusion of the Reconciliation Holdback, Vault Cash Holdback and FPB Vault Cash Loss matters, eFunds and Company recover an aggregate amount of $5,000,000, then $384,723 (76.94468% of $500,000), plus simple interest on such amount at the rate of six percent (6%) per annum from the Closing Date to the date of payment would be paid to ATM. Any amounts payable to ATM pursuant to this Section 10.02(e) shall be paid within thirty
(30) days of the final conclusion of both the Reconciliation Holdback reconciliation and the Tri-State proceedings.

                  (f) eFunds shall keep ATM reasonably informed (on no less frequently than a quarterly basis) of the progress and development of the resolution (including but not limited to any settlement or compromise efforts) of any Holdback matter hereunder and shall furnish ATM with copies of all relevant pleadings, correspondence and other papers. In addition, the parties to this Agreement shall cooperate with each other, and make available to each other and their representatives all available relevant records or other materials required by them for their use in resolving any Holdback matter hereunder.

            10.03 General Holdback Claim Notice Procedures

                  (a) If eFunds shall have any liquidated claim for any Buyers Losses against the General Holdback in excess of the Threshold Amount, it shall promptly give written notice thereof to ATM. A reserve shall thereupon be created against the General Holdback in the amount of any such liquidated claim. eFunds may also provide written notice to ATM of any unliquidated claim of Buyers Losses against the General Holdback in excess of the Threshold Amount. A reserve shall thereupon be created against the General Holdback in respect of such unliquidated claim in the amount of such estimate. Any notice provided by eFunds to ATM hereunder shall describe the facts and circumstances of the liquidated or unliquidated claim in reasonable detail, and shall indicate the amount, if known, or a commercially reasonable estimate, of the Buyers Losses that have been or may be incurred or suffered by eFunds. ATM may, by written notice given within thirty (30) days of its receipt of notice from eFunds hereunder, notify eFunds that it disputes in good faith the validity or amount of such claimed Buyers Losses. Representatives of eFunds and ATM shall meet at the principal offices of Company within ten (10) business days of eFunds' receipt of such notice, and shall use their commercially reasonable best efforts to resolve any such dispute within thirty (30) days after any such written notice is given by ATM.

                  (b) Within thirty (30) days of the eighteenth (18th) month anniversary of the Closing Date (or the next succeeding Business Day), eFunds shall pay to ATM the entire unreserved portion of the General Holdback, plus simple interest on the amount so distributed at the rate of six percent (6%) from the Closing Date through the date of payment.

            10.04 Exclusivity of Remedies. (a) In the event that the Transactions contemplated by this Agreement are not consummated, then each of eFunds' and ATM's sole remedy one against the other shall be as provided in
Section 3.03 of this Agreement
and neither party shall be liable to the other party for any damages arising therefrom, including but not limited to actual, consequential, incidental, special or other damages; and (b) from and after the Closing, the indemnification and other remedies provided for in the Transaction Documents shall be deemed to be exclusive and none of the parties shall have any other liability or other obligation to any of the other parties as a result of the Transactions. Except for payment of any amount(s) owed by eFunds to ATM pursuant to Sections 10.02 (c), 10.02 (d), or 10.02 (e) of this Agreement, the aggregate liability of eFunds under the Transaction Documents shall not exceed (i) fifteen million dollars ($15,000,000), plus (ii) any liability to ATM or any Principal arising from any guarantee by ATM or such Principal in effect as of the Effective Date of any liability, obligation or financial responsibility or obligation of Company or any predecessor of Company under the Amplicon Financial, Inc. and CIT/Newcourt Communications Finance Company Terminal lease guarantees.

            10.05 Indemnification by eFunds. Subject to Section 10.04 above, eFunds will indemnify and hold ATM, the Principals and Ronald G. Roth harmless against any and all losses, damages, liabilities, claims, fees, royalties, legal and settlement costs (including reasonable attorneys' fees) incurred by them (hereinafter referred to as "Sellers Losses") and arising out of or related to any of the following: (a) any breach of any representation or warranty made by eFunds in any Transaction Document; or (b) any failure by eFunds to perform or comply with any covenant, agreement or obligation made by eFunds in any Transaction Documents. ATM, the Principals and Ronald G. Roth shall use commercially reasonable efforts to mitigate Sellers Losses. ATM shall provide written notice to eFunds specifying in reasonable detail the basis and amount of any claim, damage, loss, liability, or cost for which ATM, any Principal or Ronald G. Roth believes an indemnification obligation is owed by eFunds hereunder within thirty (30) days of becoming aware of the same. eFunds may, by written notice given within thirty (30) days of its receipt of notice from ATM hereunder, notify ATM that it disputes in good faith the validity or amount of the claim. Representatives of eFunds and ATM shall meet at the principal offices of Company within ten (10) business days of ATM's receipt of such notice, and shall use their commercially reasonable best efforts to resolve any such dispute within thirty (30) days after any such written notice is given by eFunds.

            10.06 Notice of Third Party Claims.

                  (a) In the event that any third party claim ("Claim") is hereafter asserted against any party hereto as to which such party may be entitled to indemnification hereunder, such party (the "Indemnitee") shall notify the party required by the terms of this Agreement to indemnify the Indemnitee (the "Indemnifying Party") in writing thereof (the "Claims Notice") within sixty (60) days after (i) receipt of written notice of commencement of any third party litigation against such Indemnitee, (ii) receipt by such Indemnitee of written notice of any third party claim pursuant to an invoice, notice of claim or assessment against such Indemnity, or (iii) such Indemnitee becomes aware of the existence of any other event, in respect of which indemnification may be sought from the Indemnifying Party. The Claims Notice shall describe the Claim and the specific facts and circumstances in reasonable detail, and shall indicate the amount, if known, or an estimate, if reasonably possible, of the Buyers Losses or the Sellers Losses, as the case may be, that have been or may be incurred or suffered by eFunds or ATM, the Principals or Ronald G. Roth, as the case may be, from such third party claim. The failure to timely notify the Indemnifying Party of the commencement of such actions in accordance with this Section 10.6(a) shall not relieve the Indemnifying Party from the obligation to indemnify under this Section 10, except to the extent the Indemnifying Party establishes by competent evidence that it or they are directly and materially prejudiced thereby.

                  (b) The Indemnifying Party may elect to defend and/or compromise any Claim, at its, his or her own expense and by its or her own counsel. The Indemnitee may participate, at its, his or her own expense, in the defense of any Claim assumed by the Indemnifying Party. Without the written approval of the Indemnitee, which approval shall not be unreasonably withheld, the Indemnifying Party shall not agree to any compromise of a Claim defended by the Indemnifying Party which would require the Indemnitee to perform or take any action or to refrain from performing or taking any action.

                  (c) If, within sixty (60) days of the Indemnifying Party's receipt of a Claim Notice, the Indemnifying Party shall not have notified the Indemnitee of its election to assume the defense, the Indemnitee shall have the right to assume control of the defense and/or compromise of such Claim, and the costs and expenses of such defense, including reasonable attorneys' fees, shall be added to the Claim. If the Indemnitee does not elect to assume the defense of any Claim, it, he or she may give written notice to the Indemnifying Party of its, his or her intent not to do so, in which event the Indemnifying Party shall assume control of the defense and/or compromise of such Claim, subject to the right of the Indemnitee to participate, at its, his or her expense, in the defense against or compromise of such Claim.

                  (d) The party assuming the defense of any Claim shall keep the other party reasonably informed at all times of the progress and development of its or their defense of and compromise efforts with respect to such Claim and shall furnish the other party with copies of all relevant pleadings, correspondence and other papers. In addition, the parties to this Agreement shall cooperate with each other, and make available to each other and their representatives all available relevant records or other materials required by them for their use in defending, compromising or contesting any Claim.

                  (e) In the event of any conflict or inconsistency between the terms and conditions of any other provision of Section 10 of this Agreement and the terms and conditions of this Section 10.6, the terms and conditions of such other provision of Section 10 of this Agreement shall prevail and control.

            11.   Miscellaneous.

            11.01 No Disclosure. No party hereto shall issue any press release or otherwise disclose to the general public the nature or possibility of the Transactions contemplated by the Transaction Documents without the prior written approval of all of the other parties hereto, except as may be necessary, in the opinion of counsel to the party seeking to make disclosure, to comply with the requirements of this Agreement or any applicable Governmental Regulation (including the Securities Act or the Securities Exchange Act of 1934, as amended).

            11.02 Additional Actions and Documents. Each of the parties hereby agrees to take or cause to be taken such further actions, to execute, acknowledge, deliver and file, or cause to be executed, acknowledged, delivered and filed such further documents and instruments, and to use all reasonable efforts to obtain such consents, as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms and conditions of this Agreement.

            11.03 Notice. Any notice, demand, consent, authorization or other communication which any party is required or may desire to give to or make upon the other pursuant to this Agreement shall be in writing and shall be effective, valid and duly given if mailed by overnight courier, by regular mail, first-class postage prepaid or if sent by facsimile; if to ATM or the Principals, to:

                               Frank A. Capan, Jr.
                                ATM Holding, Inc.
                        20 Yorkton Ct.St. Paul, MN 55117
                            Telecopy: (651) 415-1035

or to such other address as ATM or a Principal shall notify eFunds in writing; and if to eFunds, to:

                               eFunds Corporation
                           7272 E. Indian School Road
                                    Suite 420
                            Scottsdale, Arizona 85251
                          Attn: Chief Financial Officer
                            Telecopy: (602) 659-2132

or to such other address as eFunds may hereafter designate by notice in writing to the Principals. Each notice, demand, request or communication which shall be delivered, mailed or transmitted in the manner described above shall be deemed sufficiently given, served, sent or received for all purposes at such time as it is delivered to the addressee or at such time as delivery is refused by the addressee upon presentation.

            11.04 Severability. The invalidity of any one or more provisions hereof or of any other agreement or instrument given pursuant to or in connection with this Agreement shall not affect the remaining portions of this Agreement or any such other agreement or instrument or any part thereof; and in the event that one or more of the provisions contained herein or therein should be invalid, or should operate to render this Agreement or any such other agreement or instrument invalid, this Agreement and such other agreements and instruments shall be construed as if such invalid provisions had not been inserted.

            11.05 Survival. Notwithstanding any investigation made by or on behalf of the parties hereto or the results of any such investigation and notwithstanding the participation of such party in the Closing, the representations and warranties contained in Article 5 and Article 6 of this Agreement shall survive for a period of eighteen (18) months following the Closing; provided, however, that the representations and warranties set forth in
Section 5.06 of this Agreement shall survive until the later of eighteen (18) months from the Closing Date or the expiration of any applicable statute of limitation applicable thereto. The indemnification obligations set forth in
Article 10 of this Agreement shall survive in accordance with Section 10.1 (c). Any other covenant or agreement made in this Agreement and that by its nature, sense or context survives the execution and delivery of this Agreement shall so survive in accordance with its terms.

            11.06 Waivers. Neither the waiver by a party of a breach of or a default under any of the provisions of this Agreement, nor the failure of a party, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right, remedy or privilege hereunder shall thereafter be construed as a waiver of any such provisions, rights, remedies or privileges hereunder.

            11.07 Exercise of Rights. No failure or delay on the part of a party in exercising any right, power or privilege hereunder and no course of dealing between the parties shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein expressly provided are cumulative and not exclusive of any other rights or remedies which a party would otherwise have at law or in equity or otherwise.

            11.08 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations of the parties hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto, except that eFunds may assign its rights hereunder to one or more of its corporate affiliates or Subsidiaries or to any transferee of the Interests purchased by it hereunder.

            11.09 Entire Agreement. The Transaction Documents contain the entire agreement among the parties with respect to the Transactions, and supersede all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein or therein.

            11.10 Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Delaware (but not including the choice of law rules thereof).

            11.11 Attorneys' Fees. If any legal action or other legal proceeding relating to the enforcement of the Transaction Documents is brought against any party hereto, the prevailing party shall be entitled to recover its reasonable attorney's fees and disbursements in pursuing such action or proceeding (in addition to any other relief to which the prevailing party may be entitled).

            11.12 Execution in Counterparts. To facilitate execution, this Agreement may be executed in as many counterparts as may be required; and it shall not be necessary that the signatures of, or on behalf of, each party, or that the signatures of all Persons required to bind any party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each party, or that the signatures of the Persons required to bind any party, appear on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than a number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.




                           THE REMAINDER OF THIS PAGE

                            INTENTIONALLY LEFT BLANK

            11.13 No Third Party Beneficiaries. Nothing in this Agreement is intended to, and nothing in this Agreement shall be deemed or interpreted to, create any right arising under or in connection with the terms and conditions of this Agreement in any Person not a party to this Agreement.

                        IN WITNESS WHEREOF, the parties hereto have executed
                  this Agreement as of the day and year first above written.

                              EFUNDS CORPORATION

                              By:   /s/ Nikhil Sinha
                                    -----------------------------------------
                              Name: Nikhil Sinha
                                    -----------------------------------------
                              Its:  Executive Vice President
                                    -----------------------------------------

                              ATM HOLDINGS, INC.

                              By:   /s/ Frank A. Capan
                                    -----------------------------------------
                              Name: Frank A. Capan
                                    -----------------------------------------
                              Its:  President
                                    -----------------------------------------



Accepted and Agreed as to
the provisions of Sections 5.08(a), 5.08(b), 5.27, 7.01(i), 7.01(m), 7.02(g),
8.01, 8.06, 8.07, and Articles 10 and 11, only:

             THE PRINCIPALS



          /s/ Frank A. Capan
-----------------------------------------
            Frank A. Capan, Jr.


          /s/ Michael J. Roth
-----------------------------------------
            Michael J. Roth


          /s/ Margaret A. Roth
-----------------------------------------
            Margaret A. Roth

Accepted and Agreed as to
the provisions of Section 5.08(a), 5.08(b), 5.27, 7.01(i), 7.01(m), 7.02(g),
8.01, 8.06, 8.07, and Articles 10 and 11, only:


          /s/ Ronald G. Roth
----------------------------------------
            Ronald G. Roth

                 List Identifying Contents of Omitted Schedules


The Interest Purchase Agreement filed as Exhibit 2.1 to this Current Report on Form 8-K does not contain the following Schedules:



    Schedule                                Description
    --------         -----------------------------------------------------------
    Schedule I       Schedule of Interests Transferred and Related Consideration

    Schedule II      Indemnification Limits of the Principles

    Exhibit A        Disclosure Schedule

    Exhibit B        Non-Competition, Release and Indemnity Agreement

    Exhibit C        Form Courier Agreement


The registrant will furnish supplementally a copy of any of the foregoing schedules to the Commission upon request.